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                                                                     EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-----------------------------------X
In re                                              Chapter 11

INTERLIANT, INC. et al.,                           Case Nos.
                                                   02 B 23150-02 B 23151 (ASH)
                         Debtors.                  02 B 23153 (ASH)
                                                   02 B 23155 (ASH)
                                                   02 B 23158-02 B 23159 (ASH)
                                                   02 B 23160-02 B 23163 (ASH)
                                                   02 B 23166 (ASH) and
                                                   02 B 23168 (ASH)

------------------------------------X              (Jointly Administered)

     SALE ORDER PURSUANT TO 11 U.S.C. SECTIONS 105, 363, 365 AND 1146(c)
             AND BANKRUPTCY RULES 2002, 6004 AND 6006 APPROVING (i)
            ASSET PURCHASE AGREEMENT, (ii) SALE OF SUBSTANTIALLY ALL
             OF DEBTORS' ASSETS FREE AND CLEAR OF ALL LIENS, CLAIMS,
                ENCUMBRANCES AND INTERESTS, (iii) WAIVER OF STAY
             PROVISIONS UNDER BANKRUPTCY RULE SECTION 6004 AND 6006
                        AND (iv) GRANTING RELATED RELIEF

        Upon the motion dated April 15, 2003 (the "Motion") of Interliant, Inc. ("Interliant") and its debtor subsidiaries(1), the above-captioned debtors and debtors-in-possession (collectively, the "Debtors") for the entry of an order pursuant to Bankruptcy Code Sections 105, 363, 365 and 1146(c) and Bankruptcy Rules 2002, 6004 and 6006: (i) authorizing the sale, transfer and conveyance, subject to higher or better offer, of substantially all of the Assets(2) of the Debtors (the "Sale") including the assumption and assignment of the Executory Contracts which Purchaser has chosen to have assigned (the "Selected Executory Contracts"), pursuant to, inter alia, sections 105, 363, 365 and 1146(c) of title 11 of the United States Code (the "Bankruptcy Code") and Rules 2002, 6004, and 6006 of the Federal Rules of Bankruptcy Procedure, pursuant

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(1)     The subsidiaries who have filed Chapter 11 petitions are: Interliant
        Acquisition Corp., Interliant Association Solutions, Inc., Interliant Consulting and Professional Services, Inc., Interliant International, Inc., Interliant Services, Inc., Interliant Texas, Inc., The Jacobson Consulting Group, Inc., RSP Insurance Agency, Inc., SL Successor Corp., Soft Link Holding Corp., and TP Successor Corp.
(2) Capitalized terms not defined herein shall have the definitions provided in the Asset Purchase Agreement attached hereto as Exhibit A.

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to the terms of an Asset Purchase Agreement dated as of April 11, 2003 the "IA
Agreement") between the Debtors and I Acquisition, Inc. or an affiliate thereof ("IA"), free and clear of all Claims with all such Claims to be transferred, affixed and attached solely to the proceeds of sale; (ii) authorizing the Debtors' assumption, if not previously authorized, and assignment to the Purchaser and the Purchaser's assumption of the Selected Executory Contracts;
(iii) authorizing the consummation by the Debtors of all transactions related to the above, and (iv) granting other and further related relief; and upon the Order dated April 16, 2003 (the "Scheduling Order") scheduling a hearing (the "Procedures Hearing") on the request by the Debtors for approval of auction and bidding procedures, and related relief; and the Procedures Hearing having been held on April 22, 2003; and the Procedures Order dated April 23, 2003 (the "Procedures Order") having been entered, scheduling an auction (the "Auction") and a hearing to approve the Sale (the "Sale Hearing," and together with the Procedures Hearing, the "Hearings") to consider the remainder of the relief sought by the Motion; and the Auction having been held on May 8 and 9, 2003; and the final bid ("Intrepid's Final Bid") of Intrepid Acquisition Corp. ("Intrepid" or "Purchaser"), a wholly-owned subsidiary of NaviSite, Inc. ("NaviSite"), having been declared at the conclusion of the Auction by the Debtors and their Official Committee of Unsecured Creditors (the "Committee") the highest and best offer for the Assets and the final bid of IA having been declared the second highest and best offer for the Assets; and the Debtors and Intrepid having entered into an Asset Purchase Agreement dated as of May 15, 2002, a copy of which is annexed hereto as Exhibit "A" (the "Asset Purchase Agreement"); and due notice of the Motion and relief sought therein having been given to all parties entitled by the affidavits of service filed with this Court; and upon the record of the Sale Hearing held before me on May 13, 2003; and based upon the pleadings, testimony of witnesses, if any, and arguments of counsel;

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and good and sufficient cause appearing to me therefor;

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                    IT IS HEREBY FOUND, DETERMINED, ORDERED,
                           ADJUDGED AND DECREED THAT:

        This Court has jurisdiction to hear and determine the Motion pursuant to 28 U.S.C. Section 157(b)(2)(A) and (N). The statutory predicates for the relief sought herein are Sections 105, 363, 365 and 1146(c) of the United States Code, 11 U.S.C. Section 101, et seq. as amended (the "Bankruptcy Code") and Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") 2002, 6004 and 6006.

        Proper, timely and adequate notice of the Motion and the Hearings have been provided in accordance with Section 102(1) of the Bankruptcy Code, Bankruptcy Rules 2002, 6004 and 6006 and the Procedures Order, and no other or further notice of the Motion, the Hearings or the entry of this Order is required.

        All interested parties, including all known creditors of the Debtors, the non-debtor parties to the Executory Contracts, all entities that have filed notices of appearance in the Debtors' chapter 11 cases, those governmental authorities who hold tax claims against the Debtors arising prior to or as a result of the Sale, all entities who have asserted claims against the Assets and all known parties who were or might have been bidders for the Assets, had a reasonable opportunity to object or otherwise be heard with respect to the Motion.

        The Assets have been marketed and the Sale conducted in accordance with the requirements of the Procedures Order, as reflected in the testimony and statements by counsel at the Hearings.

        The Debtors have demonstrated that the sale of the Assets and consummation of the Sale and all of the transactions contemplated by the Asset Purchase Agreement, reflect the exercise of the sound business judgment of the Debtors.

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        The Motion is granted in all respects.

        All objections, if any, to the Motion or the relief requested therein that have not been withdrawn, waived or settled, are overruled on the merits.

        Those non-debtor parties with interests in the Assets, including the Selected Executory Contracts, who did not object, or who withdrew their objections to the Sale or the Motion are deemed to have consented to the Sale, including the assignment of the Selected Executory Contracts to Purchaser, pursuant to Section 363(f)(2) and 365 of the Bankruptcy Code.

        The Debtors have full corporate power and authority to execute the Asset Purchase Agreement and all other documents contemplated thereby and the sale of the Assets by the Debtors has been duly and validly authorized by all necessary corporate actions of the Debtors. No consents or approvals, other than entry of this Order, is required for the Debtors to consummate the transactions provided for under the Asset Purchase Agreement.

        Approval of the Asset Purchase Agreement as provided for herein and consummation of the Sale and the transactions contemplated by the Asset Purchase Agreement are in the best interests of the Debtors, their creditors and estates. The Debtors have articulated good and sufficient business justification for the Sale pursuant to Section 363(b) of the Bankruptcy Code outside of a plan of reorganization, in that, among other things:

           (a) In the absence of a prompt sale of the Assets, their value will steadily decline;

           (b) The Sale pursuant to Section 363(b) is likely to produce a greater return to creditors in the Debtors' cases than if the Assets were sold in connection with a liquidating or reorganization plan, because the unavoidable delay and expense required to confirm such a plan would deprive the Debtors'

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                estates of the opportunity to realize the maximum value of the
                Assets available through an immediate sale;

           (c) The Sale of the Assets at this time will result in the highest possible sale price for the Assets and reflects the Debtors' sound business judgment; and

           (d) The Debtors plan to file a liquidating plan in these cases no later than promptly after the Sale.

        A full and fair opportunity to submit higher or better offers was provided, and the Court has determined that the highest and best offer for the Assets was submitted by Purchaser, for a cash purchase price in the amount of $5,831,000 (the "Cash Purchase Price"), together with Purchaser's Claim Credit (as defined in the Asset Purchase Agreement) in the amount of $624,000, and a short-term secured Purchaser's Note in the principal amount of $550,000, subject to certain possible adjustments more fully described and defined in the Asset Purchase Agreement, the assumption of certain current post-petition liabilities in an amount not to exceed $5,766,000 (the "Assumed Liabilities") plus the assumption of certain Additional Assumed Liabilities, of the Debtors, all as set forth in the Asset Purchase Agreement.

        The terms and conditions of the Asset Purchase Agreement are fair and reasonable and are hereby approved in all respects pursuant to Section 363(b) of the Bankruptcy Code, and the Debtors are directed and authorized to immediately take such actions as are necessary to consummate and implement the Asset Purchase Agreement without further order of this Court.

        The Asset Purchase Agreement was negotiated, proposed and entered into by the parties thereto without collusion, in good faith, and from arm's length bargaining positions. Purchaser (being the entity approved by this Court as having submitted the highest and best bid after an

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opportunity for competitive bidding) is a good faith purchaser under Section
363(m) of the Bankruptcy Code and, as such, is entitled to the protections afforded thereby.

        Purchaser will be acting in good faith within the meaning of Section 363(m) of the Bankruptcy Code in closing the transactions contemplated by the Asset Purchase Agreement, at any time after the entry of this Order, unless a stay pending appeal is in effect at the time of any closing, and the ten (10) day stay otherwise in effect under Bankruptcy Rules 6004 and 6006 is hereby waived and dispensed with, and this Order shall be effective immediately upon entry thereof.

        With reference to Section 363(n) of the Bankruptcy Code, the consideration paid by Purchaser under the Asset Purchase Agreement was not controlled by an agreement among potential bidders at the Auction.

        Purchaser has taken no actions, which would warrant the avoidance of the Sale or the imposition of any of the damages, costs, attorneys' fees or expenses provided for in Section 363(n) of the Bankruptcy Code.

        The Selected Executory Contracts(3) to the extent not previously assumed, are hereby assumed by the Debtors pursuant to Section 365(a) of the Bankruptcy Code and all of the Selected Executory Contracts are hereby assigned to Purchaser pursuant to Section 365(f) of the Bankruptcy Code.

        As a condition to the Debtors' assignment of the lease with Guardian Westwood, LLC, a Virginia limited liability company (the "Vienna Landlord"), to Purchaser, Purchaser shall cause NaviSite to execute and deliver to the Vienna Landlord a guaranty of Purchaser's obligations under the lease, in a form reasonably satisfactory to the Vienna Landlord.

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(3)     A list of the Selected Executory Contracts (other than customer contracts) is annexed hereto as Exhibit B.

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        Pursuant to Sections 105(a) and 363(f) of the Bankruptcy Code, the
Assets shall be transferred to Purchaser, and upon the Closing under the Asset Purchase Agreement, the Assets conveyed shall be free and clear of all Claims, whether arising prior to or subsequent to the commencement of these cases, and whether imposed by agreement, understanding, law, equity or otherwise, with all such Claims to attach to the proceeds of Sale in the order of their priority, with the same validity, force and effect which they now have as against the Assets, and subject to the Debtors' objections to such Claims, if any.

        After the payment of the Cure Payments, if any, the Debtors are not in default in any of their obligations under the Selected Executory Contracts with the possible exception of defaults identified in Section 365(b)(2) of the Bankruptcy Code, which defaults, if any, are null and void and without effect.

        Annexed hereto as Exhibit "C" is a schedule of the maximum potential liabilities the Debtors may have for Cure Payments to any creditors having filed an objection or otherwise served on the Debtors a Cure Statement prior to the Sale Hearing. The Debtors shall pay the undisputed Cure Payments and shall reserve from the Cash Purchase Price the aggregate amount of the disputed Cure Payments listed on Exhibit "C" pending an agreement being reached between the parties on the actual amount of the Cure Payment, if any, owed to such creditor(s) or further order of the Court. Except for the Cure Payments listed on Exhibit "C" hereto, the Debtors and Purchaser shall have no liability or obligation to pay Cure Payments to any other party or have any other monetary obligation to non-debtor parties to Selected Executory Contracts arising for the period before the First Closing Date.

        Pursuant to Sections 105(a) and 363(f) of the Bankruptcy Code, upon the Second Closing under the Asset Purchase Agreement and the payment of the Second Closing Installment, the

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Accounts Receivable (other than those excluded in the Asset Purchase Agreement)
shall be transferred to Purchaser free and clear of all Claims, whether arising prior to or subsequent to the commencement of these cases, and whether imposed by agreement, understanding, law, equity or otherwise, with all such Claims to attach to the proceeds of sale in the order of their priority, with the same validity, force and effect which they now have as against the Accounts Receivable, and subject to the Debtors' objections to such Claims, if any.

        Except as expressly permitted in the Asset Purchase Agreement, all persons and entities holding Claims of any kind and nature with respect to any of the Assets, including but not limited to the Accounts Receivable, hereby are barred from asserting such Claims against the Assets, and Purchaser and its successors or assigns.

        All persons, landlords, utilities and corporations are hereby prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtors to sell and transfer all of the Debtors' right, title and interest in the Assets, including but not limited to the Selected Executory Contracts, to Purchaser as contemplated by the Asset Purchase Agreement.

        Pursuant to Sections 105(a) and 363 of the Bankruptcy Code, other than as may specifically be provided in the Asset Purchase Agreement, all entities are hereby enjoined from taking any action against Purchaser, its designee or any affiliate thereof, to recover any Claim, which such entity has against the Debtors.

        Each of the Selected Executory Contracts is an executory contract or unexpired lease as defined in Section 365 of the Bankruptcy Code, valid and binding, in full force and effect, and enforceable in accordance with its terms.

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        Each of the Selected Executory Contracts shall be valid and binding, in full force and effect and enforceable in accordance with its terms for the benefit of the Purchaser upon the Closing, notwithstanding any provision in any such executory contract, including those of the type restricting assignment or transfer or any other contractual provisions made enforceable by sections 365(b)(ii) and (f) of the Bankruptcy Code.

        Purchaser has satisfied the requirement for adequate assurance of future performance under section 365(b)(i)(C) (to the extent that an Executory Contract has not been previously assumed) and section 365(f)(2)(b) of the Bankruptcy Code with respect to the Selected Executory Contracts.

        Each non-debtor party to an Executory Contract hereby is forever barred, estopped, and permanently enjoined from asserting against the Debtors or Purchaser, or the property of any of them, any default existing as of the date of the Sale Hearing, whether declared or undeclared or known or unknown or, against Purchaser, any counterclaim, defense, setoff or any other Claim asserted or assertable against the Debtors. Any non-debtor party to such Executory Contract is hereby barred and prohibited from asserting any Claim against the Debtors or their property or estates other than a Cure Amount properly asserted before the Cure Statement Deadline or from offsetting or seeking to offset any Claims such party may have against the Debtors from any amounts that may be or may become due in the future to Purchaser under such Executory Contract.

        The failure of the Debtors or Purchaser to enforce at any time one or more terms or conditions of any Executory Contract shall not be a waiver of such terms or conditions, or of the Debtors' and Purchaser's rights to enforce every term and condition of the Selected Executory Contracts.

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        The Debtors are hereby authorized, empowered and directed to fully assume, perform under, consummate and implement the Asset Purchase Agreement, together with such additional instruments and documents that may be reasonably necessary or desirable to implement the Asset Purchase Agreement and to take all further actions as may reasonably be requested by Purchaser, at Purchaser's cost, for the purpose of assigning, transferring, granting, conveying and conferring to Purchaser, or reducing to Purchaser's possession, any or all of the Assets and the Accounts Receivable, or as may be necessary or appropriate to the performance of the obligations contemplated by the Asset Purchase Agreement without further order of this Court.

        All collections and any proceeds of any Accounts Receivable that the Debtors receive subsequent to the First Closing shall be deposited to and held in a restricted account pending the Second Closing as more particularly set forth in the Asset Purchase Agreement. All collections and any proceeds of any Accounts Receivable that the Debtors receive subsequent to the Second Closing shall be held in trust for Purchaser and promptly remitted to Purchaser.

        Purchaser shall not be liable for any Claims against the Debtors, except the Assumed Liabilities and the Additional Assumed Liabilities and the obligation to pay the Cure Payments and other assumed liabilities (as may specifically be set forth in the Asset Purchase Agreement), and the transfers of the Assets by the Debtors to Purchaser pursuant to the Asset Purchase Agreement does not and will not subject Purchaser to any liability as a successor of the Debtors.

        Except with respect to the Assumed Liabilities and the obligation to pay the Cure Payments, Purchaser is not assuming nor shall it in any way whatsoever be liable or responsible, as successor or otherwise, for: (a) any liabilities, debts or obligations of the Debtors, or (b) any liabilities, debts or obligations in any way relating to or arising from the Assets or the Business incurred prior to the Closing. Except as may be required by applicable law, statute or regulation,

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the Purchaser shall not be deemed to be the successor of the Debtors or have assumed any liability for or responsibility with respect to or under any of the Debtors' health, benefit or any other employment related plans, including without limitation the Debtors' 401(k) plan. The Debtors will terminate their 401K Plan effective as of May 15, 2003, unless prohibited by law or the 401(k) plan documents.

        As regards any Selected Executory Contract with Microsoft Corporation the "Microsoft Contracts"), the Microsoft Contracts shall be assumed by the Debtors and assigned to Purchaser. Purchaser agrees to make any future payment when due to Microsoft under the terms of the Microsoft Contracts. In addition, Purchaser agrees to satisfy certain non-monetary license transfer and registration conditions that may be set forth in such Microsoft Contracts. To the extent required under applicable law, the Debtors and Purchaser will comply with those license transfer and registration provisions and Microsoft will consent to the assumption and assignment as permitted transfers under the any such Microsoft Contracts. Any of the Microsoft Contracts that are not assumed and assigned to Purchaser hereunder will be deemed rejected by the Debtors, including, without limitation, Microsoft Application Services Agreement No. 4713425, which was previously terminated.

        Neither the Oracle Authorized Application Provider Agreement nor the Oracle License Agreement nor any of the agreements with or licenses from Oracle Corporation are being assumed, assigned or transferred pursuant to this Order or the Asset Purchase Agreement.

        As of the First Closing Date, the Debtors shall grant to Purchaser the use and occupancy of the Premises and Purchaser shall pay/reimburse and indemnify Debtors for such use and occupancy in accordance with the terms of the Asset Purchase Agreement. Provided that (i) the rent and other financial obligations under the leases for the Premises for such post-First Closing

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period have been paid when due (ii) the other non-financial covenants of the leases are complied with in all material respects, and (iii) delinquent postpetition rent is promptly paid in accordance with the provisions of this Order, neither landlord for the Premises shall interfere with Purchaser's use and occupancy. Upon ten (10) days written notice to the applicable landlords (the "Landlord Notice"), with a copy filed with the Bankruptcy Court and served upon counsel to the Debtors, Committee and the applicable landlord, Purchaser shall vacate the Woburn Premises or the Purchase Premises, as the case may be, and the lease(s) for such Premises shall be deemed rejected by the Debtors as of the later of (i) the tenth day following the date the Landlord Notice or (ii) the date Purchaser vacates (the "Rejection Date"). Five (5) business days after the Rejection Date, any property on the Woburn Premises or the Purchase Premises shall be deemed abandoned and the property of the respective landlord free and clear of all Claims and the respective landlord shall be authorized to dispose of same in any manner it deems appropriate without further order of this Court. The landlord shall have 30 days after the Rejection Date to file a proof of claim against the Debtors for any damages arising out of the rejection of its lease(s), failing which such landlord shall be deemed to have forever waived any damage claim. The Debtors and the Committee reserve the right to object to any such proof of claim. Promptly upon the occurrence of the First Closing Date, the Debtors will cause the May rent and other postpetition charges, if any, (but expressly excluding any obligation to replenish the security deposit) to be paid to the landlord of the Purchase Premises. Thereafter, the Debtors will cause any additional postpetition rent and other postpetition charges which accrue under the lease of the Purchase Premises for the period after the First Closing Date through the Rejection Date to be paid to the landlord of the Purchase Premises.

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        This Order (a) is and shall be effective as a determination that, upon the Closing, all Claims existing against or with respect to the Assets existing as of the First Closing, shall be unconditionally released and with all such Claims attaching to the proceeds of the Sale in the order of their priority, with the same validity force effect which they now have against the Assets and the Accounts Receivable, as the case may be, subject to the Debtors' objections to such Claims, if any, and (b) is and shall be binding upon and govern the acts of all entities, including without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, registrars of patents, trademarks or other intellectual property, administrative agencies, governmental departments, secretaries of state, federal, state and local officials and all other persons and entities who may be required by operation of law, the duties of their office or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Assets.

        If any person or entity that has filed financing statements, mortgages, mechanic's liens, LIS PENDENS, or other documents or agreements evidencing interests with respect to the Debtors or the Assets shall not have delivered to the Debtors prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of all interests which the person or entity have with respect to the Debtors or the Assets or otherwise, then (a) the Debtors are hereby authorized to execute and file such statements, instruments, releases and other documents on behalf of the person or entity with respect to the Assets and (b) Purchaser is hereby authorized to file, register, or otherwise record a certified copy of this Order, which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of the release of all interests in the Assets of any kind or nature whatsoever.

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        Each and every federal, state and local governmental agency or department is directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Asset Purchase Agreement.

        Notwithstanding the provisions of Bankruptcy Rules 6004(g) and 6006(d), this Order shall be effective and enforceable immediately upon entry and the ten-day stay provided by such Bankruptcy Rules shall not be imposed, which gives Purchaser the right, to close upon entry of this Order.

        This Court shall retain jurisdiction (i) to enforce and implement the terms and provisions of the Asset Purchase Agreement, all amendments thereto, any waivers and consents thereunder, and all agreements executed in connection therewith, (ii) to compel delivery of the Assets to Purchaser, (iii) to compel specific performance of the Debtors' and Purchaser's obligations under the Asset Purchase Agreement, (iv) to resolve any disputes arising under or related to the Asset Purchase Agreement, (v) to interpret, implement and enforce the provisions of this Order, and (vi) determine any disputes relating to or concerning the Motion or the receipt, use, retention of the proceeds from the sale of the Assets.

        Nothing contained in any plan of reorganization or liquidation confirmed in these cases or the order of confirmation of any such plan shall conflict with or derogate from the provisions of the Asset Purchase Agreement or this Order.

        The terms and provisions of the Asset Purchase Agreement, together with the terms and provisions of this Order, shall be binding in all respects upon, the Debtors, their estates and creditors, Purchaser, and its affiliates, successors and assigns, and any affected third parties including but not limited to entities asserting Claims against or interests in the Debtors' estates or any of the Assets to be sold to Purchaser pursuant to the Asset Purchase Agreement,

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notwithstanding any subsequent appointment of any trustee, examiner, responsible officer or similar entity for the Debtors (a "Debtors'
Successor/Representative") under any chapter of the Bankruptcy Code, and as to which such terms and provisions likewise shall be binding in all respects upon Debtors Successor/Representative.

        The Asset Purchase Agreement and any related agreements, documents or other instruments may be modified, amended or supplemented by the parties thereto in accordance with the terms thereof without further order of this Court, provided that any such modification, amendment or supplement is not material.

        The Debtors and their estates hereby waive any and all claims, causes of action and rights of recovery arising under Sections 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code against any Scheduled Vendor; provided, however, that such waived claims may be asserted by the Debtors against any Scheduled Vendor as a defense, counterclaim (to the extent of the amount of claim asserted by such Scheduled Vendor), offset, setoff, adjustment or recoupment of any claims asserted by such Scheduled Vendor against the Debtors or their estates or properties.

        The failure specifically to include any particular provision of the Asset Purchase Agreement in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Asset Purchase Agreement is hereby authorized and approved in its entirety.

        The Sale of the Assets is (i) essential to the ability of the Debtors to confirm and consummate a chapter 11 plan of liquidation, (ii) is being undertaken in contemplation of such plan and (ii) shall be deemed a sale "under a plan" within the meaning of Section 1146(c) of the Bankruptcy Code.

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        The transfers of the Assets and the recordation of any and all instruments necessary to evidence the transfers, sale and assignments hereby authorized shall therefore not be subject to any transfer, recording, stamp or similar taxes, and are hereby deemed exempt from such taxes pursuant to Section 1146(c) of the Bankruptcy Code.

        Upon the First Closing Date, the Debtors shall be authorized and directed to formally change their corporate names as required under the Asset Purchase Agreement without having to obtain the requisite consents of the Debtors' board of directors, shareholders or any other party.

        The Debtors are hereby authorized to purchase tail insurance to cover the Debtors' officers and directors for a period of not less than three years after the First Closing Date and having a limit of $3 million or such other limit as agreed to by the Debtors and the Committee.

        Dated:  White Plains, New York
        May 15, 2003
                                           /s/ Adlai S. Hardin, Jr.
                                           ------------------------------
                                           UNITED STATES BANKRUPTCY JUDGE

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                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of this 15th day of May 2003, by and among Interliant, Inc. ("Interliant") and those of its directly or indirectly wholly owned subsidiaries specifically identified as "Sellers" on the signature page or pages hereto and Intrepid Acquisition Corp. a Delaware Corporation ("Purchaser"). Interliant UK Limited, a United Kingdom Limited Company and Interliant UK Holdings Limited, a United Kingdom Limited Company (together with Interliant UK Limited, the "UK Subsidiaries"), are executing this Agreement solely with respect to Article 5, excluding Sections
5.12 and 5.16. Sellers and Purchaser shall individually be referred to herein as a "Party" and collectively as the "Parties." The UK Subsidiaries are neither Sellers nor Parties.

                              W I T N E S S E T H:

        WHEREAS Sellers are providers of managed infrastructure solutions encompassing messaging and collaboration, managed hosting, bundled-in managed security, and integrated and related professional services in the United States and in Europe (the "Business");

        WHEREAS, each Seller filed a petition for reorganization pursuant to title 11 of the United States Code (the "Bankruptcy Code") on August 5, 2002 (the "Petition Date"), and their cases are currently pending in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") under lead case number 02-23150 (ASH);

        WHEREAS, Sellers are currently operating the Business as debtors-in-possession;

        WHEREAS, the Parties desire that the Sellers sell and the Purchaser purchase substantially all of the Assets (as hereinafter defined) of Sellers with respect to the Business pursuant to, INTER ALIA, sections 363 and 365 of the Bankruptcy Code;

        WHEREAS, at the conclusion of an auction for the Assets held pursuant to that certain order of the Bankruptcy Court dated April 23, 2003, Sellers, in consultation with its committee

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of unsecured creditors, determined that the offer of Purchaser as set forth herein and during the auction constituted the "highest and best" offer; and

        WHEREAS, at the First Closing, Sellers intend to sell and Purchaser intends to purchase substantially all of Sellers' assets.

        NOW, THEREFORE, in consideration of the premises, the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers and Purchaser hereby agree as follows:

                          Definitions and Construction

        "Accounts Receivable" shall mean all of Sellers' billed and unbilled accounts receivable, notes receivable, employee advances, rights to receive payment from customers attributable to goods delivered or services rendered by the Sellers prior to the First Closing Date with respect to the Business and all intercompany notes, loans and receivables from the UK Subsidiaries, as of the Second Closing (collectively, the "Accounts Receivable") (the billed and unbilled accounts receivable, notes receivable, employee advances and rights to receive payment from customers of Sellers and the UK Accounts Receivable, outstanding as of February 28, 2003, are set forth on SCHEDULE 1.1).

1.1 A "Accounts Receivable Security Agreement" shall have the meaning set forth in Section 4.20.

1.1 B "Additional Assumed Liabilities" shall mean the severance obligations and accrued vacation obligations with respect to Sellers' Employees who are employed by Sellers immediately prior to the First Closing Date, including any obligations arising under the KERP; provided that such obligations shall be offset to the extent any of Sellers' Employees who are not covered by the KERP accept employment with Purchaser and agree to accept a roll over of the accrued vacation or severance to Purchaser's employment policies, and PROVIDED, FURTHER, that to the extent any of such Sellers' Employees are covered by the KERP, such obligations will be limited to the extent provided in the KERP (PROVIDED, FURTHER, that nothing herein shall be deemed to reduce the severance entitlements or accrued vacation of any of Sellers' employees which exists immediately prior to the First Closing
Date). The Additional Assumed Liabilities (x) shall not be counted toward the $5,766,000 cap set forth in the definition of Assumed Liabilities and (y) shall not be included in any adjustments to the Cash Purchase Price set forth in
Section 3.4, except as set forth in Section 3.4(d)(ii).

1.1 C "Additional Cash Consideration" shall mean $100,000.

        "Allocation Schedule" shall have the meaning set forth in Section 4.5.

        INTENTIONALLY OMITTED.

        "Assets" shall have the meaning set forth in Section 2.1.

        "Assumed Liabilities" or "Assumed Liability" shall mean only those liabilities of Sellers, unpaid as of the First Closing Date which would be on
SCHEDULE 1.5 (which SCHEDULE 1.5 sets forth by category, vendor and/or payee and amount only those current, post-petition liabilities of Sellers incurred in the ordinary course of business as of February 28, 2003 and the long-term portion of Sellers' liability to GATX, but excluding the Excluded Liabilities), if said schedule were prepared as of the First Closing Date, other than the Excluded Liabilities. For purposes of clarity, the Assumed Liabilities include (a) all of the post-petition liabilities of Sellers which were incurred in the ordinary course of the Business, the categories of expenses for which appear on Schedule 1.5; (b) Sellers' DIP Facility whether assumed by, or satisfied by Purchaser at First Closing; (c) all liabilities arising under the Executory Contracts assigned to and assumed by Purchaser pursuant to the Conveyance Agreement, including all Cure Payments with respect thereto; and (d) the long-term portion of Sellers' liability to GATX, PROVIDED, HOWEVER that as of the First Closing Date, the aggregate of the Assumed Liabilities and the current liabilities of the UK Subsidiaries shall not exceed $5,766,000.

        "Avoidance Claims" shall have the meaning set forth in Section 2.1(k).

        "Bankruptcy Code" shall have the meaning set forth in the recitals.

        "Bankruptcy Court" shall have the meaning set forth in the recitals.

        INTENTIONALLY OMITTED.

        INTENTIONALLY OMITTED.

        "Business" shall have the meaning set forth in the recitals.

        "Business Day" shall mean any day on which banking institutions in the State of New York are authorized or required to remain open for general business, excluding Saturdays.

        "Cash Purchase Price" shall have the meaning set forth in
Section 3.1(a).

        "Claims" shall mean any lien, claim (as defined in the Bankruptcy Code), interest, charge, mortgage, pledge, encumbrance, hypothecation, lease, sublease, purchase option, conditional sales contract or security interest of any kind.

        "Closing" shall have the meaning set forth in Section 2.3.

        "Closing Date" shall have the meaning set forth in Section 2.3.

        "Closing Measurement Net Worth" shall have the meaning set forth in
Section 3.4(a).

        INTENTIONALLY OMITTED.

        "Consolidated Financial Statements" shall have the meaning set forth in
Section 5.7.

        "Conveyance Agreement" shall have the meaning set forth in
Section 8.4(b).

        INTENTIONALLY OMITTED.

        "Cure Payment(s)" shall mean any amounts which the Sellers are required to pay, in accordance with section 365(b)(1) of the Bankruptcy Code in order to assume and assign or to assign an Executory Contract.

        "Deposits" shall have the meaning set forth in Section 2.1(f).

        "Environmental Laws" shall have the meaning set forth in Section 5.17.

        "ERISA" shall have the meaning set forth in Section 5.16.

        "Escrow Agent" shall have the definition set forth in the Escrow Agreement.

        "Escrow Agreement" shall have the meaning set forth in Section 3.3.

        "Excluded Assets" shall have the meaning set forth in Section 2.2.

        "Executory Contracts" shall mean all current contracts, leases, licenses and other agreements to which Sellers are parties which are used in, or useful to, the Business and shall include any contract, agreement or right which would be deemed an executory contract under section 365 of the Bankruptcy Code.
SCHEDULE 2.1(b) lists the non-debtor parties to substantially all of the Executory Contracts, and separately identifies each Executory Contract previously assumed pursuant to a Bankruptcy Court order.

        "Final Order" shall mean an order of the Bankruptcy Court, or other court of competent jurisdiction, for which the time to appeal has expired and no appeal was filed, or if an appeal was filed it has been dismissed or denied and the time for further appeal has expired or no right of further appeal exists.

1.30 A  "First Closing Assets" shall have the meaning set forth in Section 2.4.

1.30 B  "First Closing" shall have the meaning set forth in Section 2.3.

1.30 C  "First Closing Date" shall have the meaning set forth in Section 2.3.

        "Fixed Assets" shall have the meaning set forth in Section 2.1(a).

        "Insurance Policies" shall have the meaning set forth in Section 4.10.

        "Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and (i) all licenses, sublicenses, agreements, or permissions related to any of the foregoing.

1.33 A "Interim Period" shall mean the period from and including the First Closing Date up to the Second Closing Date.

1.33 B "KERP" shall mean the "Employee Plans" as defined in that certain Bankruptcy Court order dated November 14, 2002 (Docket No. 218.)

        "Key Employees" shall mean Frank Alfano, Bruce Klein, Chris Pickett, Logan Snow, Steve Ball, David Link, and Louis DiMeglio.

        "Legal Requirement" shall mean all applicable laws, rules, regulations, codes, ordinances, permits, bylaws, variances, judgments, injunctions, orders, conditions of a governmental entity.

        "Licenses and Permits" shall have the meaning set forth in Section 5.6.

1.36 A "Lock Box Account" has the meaning set forth in Section 4.21.

        "Material Adverse Effect" shall mean any change in, or effect on, the Business, the Assets or the UK Assets that (i) is or shall be materially adverse to the Business, the Assets, the UK Assets, operations, properties (including intangible properties), condition (financial or otherwise), customer relations or regulatory status or prospects of Sellers or the Business, individually or taken as a whole, or (ii) shall make this Agreement invalid or unenforceable (in whole or material part) or (iii) prohibit the ability of Sellers to perform their respective obligations hereunder in a timely fashion.

        "Measurement Net Worth" shall mean the difference between assets and liabilities of Sellers calculated using the same methodology as that reflected in SCHEDULE 3.4(a).

        "Negative Adjustment Threshold" shall have the meaning set forth in
Section 3.4(a).

        INTENTIONALLY OMITTED.

        "Petition Date" shall have the meaning set forth in the recitals.

        "Positive Adjustment Threshold" shall have the meaning set forth in
Section 3.4(a).

        "Premises" shall mean the Purchase Premises and the Woburn Premises, collectively.

        "Purchase Deposit" shall have the meaning set forth in Section 3.3.

        "Purchaser" shall have the meaning set forth in the preamble.

        1.45 A "Purchaser Claim Credit" shall mean the irrevocable assignment by or caused to be made by Purchaser at the First Closing of the first $624,000 in distributions to be made by Sellers' bankruptcy estates on Purchaser's Claims against Sellers in accordance with the Claim Assignment Form substantially in the form attached hereto as Exhibit 1.45A.

1.45 B "Purchaser's Note" shall mean that certain promissory note by Purchaser to Interliant in the principal amount of $550,000, payable without interest on the earlier of (i) the 180th day following the Second Closing Date or (ii) the date Sellers' estates make distributions to their general unsecured creditors and secured by Purchaser's Claims, in accordance with the Promissory Note substantially in the form attached hereto as Exhibit 1.45 B.

1.45 C "Purchaser's Claims" shall mean proofs of claim nos. 209-215 in the aggregate amount of approximately $36.9 million filed by an affiliate of Purchaser against Sellers with the Bankruptcy Court.

1.45 D "Restricted Account" shall have the meaning set forth in Section 4.21.

        "Sale Approval Order" shall mean the order of the Bankruptcy Court approving the transactions contemplated under the Agreement and the Transaction Documents substantially in the form attached hereto as EXHIBIT 8.9.

        "Scheduled Vendors" shall mean those vendors of the Sellers identified on SCHEDULE 2.1(k).

1.47 A "Second Closing" shall have the meaning set forth in Section 2.3.

1.47 B "Second Closing Date" shall have the meaning set forth in Section 2.3.

        1.47 C "Second Closing Installment" shall have the meaning set forth in
Section 3.1A(b).

        "Sellers" shall have the meaning set forth in the preamble.

        "Sellers' DIP Facility" shall mean that certain Loan and Security Agreement dated September 9, 2002, among Interliant, Inc. and the other companies named therein and Access Capital, Inc.

1.49 A "Sellers' Employees" shall have the meaning set forth in Section 4.3.

        "Sellers' Intellectual Property" shall have the meaning set forth in
Section 2.1(d).

        "Sellers' Knowledge" shall mean the knowledge of Sellers, PROVIDED, that Sellers shall be deemed to have knowledge of a particular fact or other matter if any individual who as of the date hereof is serving as a director or officer of any of the Sellers has knowledge of such fact or other matter.

        "Transaction Documents" shall have the meaning set forth in Section 5.2.

        "UK Accounts Receivable" shall mean all of the UK Subsidiaries' billed and unbilled accounts receivable, notes receivable, employee advances and rights to receive payment from customers outstanding as of the Closing.

        "UK Assets" shall mean all of the assets, including UK Accounts Receivable, of the UK Subsidiaries.

        "UK Contracts" shall mean all current contracts, leases, licenses and other agreements which the UK Subsidiaries are parties to including those set forth on SCHEDULE 1.55.

        "UK Subsidiaries" shall have the meaning set forth in the preamble.

        "UK Subsidiaries' Knowledge" shall mean the knowledge of the UK Subsidiaries, PROVIDED, that the UK Subsidiaries shall be deemed to have knowledge of a particular fact or other matter if any individual who is presently serving as a director or officer of any of the UK Subsidiaries has knowledge of such fact or other matter.

        "UK Subsidiaries' Financial Statements" shall have the meaning set forth in Section 5.7.

        "UK Subsidiaries' Intellectual Property" shall mean any Intellectual Property used, useful, or usable in the business of the UK Subsidiaries as operated in Europe including that which is listed and separately identified on
SCHEDULE 2.1(d). No material UK Subsidiaries' Intellectual Property is omitted from SCHEDULE 2.1(d).

        "WARN Act" shall have the meaning set forth in Section 3.2.

        INTENTIONALLY OMITTED.

        CONSTRUCTION. All article, section, subsection, annexes, schedule and exhibit references used in this Agreement are to this Agreement unless otherwise specified. All schedules, annexes and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise, ii) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, iii) the words "includes" or "including" shall mean "including without limitation," iv) the word "or" is not exclusive and v) the words "hereof," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.

                      PURCHASE AND SALE OF ASSETS; CLOSING

        ASSETS TO BE ACQUIRED. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Sellers, and Sellers agree to sell to Purchaser, as of the Closings, all right, title and interest of Sellers in and to all of the tangible and intangible assets of Sellers including the following assets, as the same may exist on the applicable Closing Date, (other than the Excluded Assets) (the "Assets"), free and clear of all Claims (except as provided in Section 4.20), except for the Assumed Liabilities:

                all of Sellers' machinery, appliances, equipment, computer hardware, tools, supplies, fixtures, and furniture used in the Business, including those items listed on SCHEDULE 2.1(a) attached hereto (collectively, the "Fixed Assets");

                all of Sellers' Executory Contracts with respect to the Business, including those with the parties set forth on SCHEDULE 2.1(b) (except as has been heretofore specifically excluded by Purchaser), and, to the extent assignable, all confidentiality, noncompetition and nonsolicitation covenants running in favor of Sellers;

                all of the Accounts Receivable;

                all of the Intellectual Property of Sellers used, useful, or usable in the Business including, the name "Interliant" and/or "INIT", and all variations thereof, ("Sellers' Intellectual Property") including the Intellectual Property set forth on SCHEDULE 2.1(d), which is not designated as UK Subsidiaries' Intellectual Property;

                Sellers' licenses, consents, permits, variances, certifications and approvals granted by any governmental agencies to Sellers in connection with the Business set forth on SCHEDULE 2.1(e);

                all claims, rights to claims, security and other deposits, investments, refunds, prepaid expenses, rebates, causes of action, choses in action, rights of recovery, warranty rights, and rights of set off in respect of the Business and the Assets, including those items listed on SCHEDULE 2.1(f) attached hereto (collectively, the "Deposits");

                all of Sellers' customer and supplier lists, all client files, all proposals, all files related to current and former employees and auditors, all computer databases and other records, all books and records, and business plans used, useful or usable in the Business, and stock records and files;

                Sellers' cash and cash equivalents;

                Sellers' right, title and interest in and to their telephone numbers and the directory advertising for such telephone numbers used in the Business;

                all of Sellers' equity stock ownership interest, whether owned directly or indirectly, in the UK Subsidiaries and any claims, debt or notes evidencing obligations of the UK Subsidiaries to the Sellers; and

                all actions, suits, choses in action or rights of Sellers arising under or in connection with Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code, ("Avoidance Claims") against the entities listed on
SCHEDULE 2.1(k) (the "Scheduled Vendors").

        EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in
Section 2.1, Purchaser shall not acquire and Sellers shall not transfer: (a) Sellers' corporate minute and stock books and related files, (b) except as may expressly be provided otherwise, any pension plan, profit sharing plan or other plan or program providing for benefits to past or current employees of Sellers;
(c) all amounts owed, or which may be owed, to the Sellers by "L&D Messaging, Inc." under those certain promissory notes dated January 31, 2002; (d) any and all claims, causes of action, rights, defenses, accounts receivable of or owed to Sellers under that certain Asset Purchase Agreement dated as of July 20, 2001 by and between Interpath Communications, Inc. and Sellers; (e) any and all Avoidance Claims against persons or entities that are not Scheduled Vendors; (f) the restricted cash at JPMorgan Chase (if any) which support letters of credit under certain existing or prior real property leases of Sellers; (g) certain claims of the Sellers' estate in Bankruptcy, not related to the Assets of the Business as set forth on SCHEDULE 2.2; (h) any and all claims, causes of action, rights, defenses, accounts receivable of Sellers against or due from Interland, Inc.; and (i) any and all claims, causes of action, rights, defenses, and accounts receivable of Sellers against or due from Associated Plan Administrators, Inc. (collectively, the "Excluded Assets").

        CLOSING. The closings of the transactions contemplated herein (each a "Closing") shall take place on (a) May 16, 2003 (the "First Closing") and (b) a date which is no later than June 6, 2003 (the "Second Closing"). It is contemplated that there will be more than one Closing. Any date on which a Closing occurs is referred to herein as the "Closing Date." The date on which the First Closing takes place is referred to herein as the "First Closing Date." The date on which the Second Closing takes place is referred to herein as the "Second Closing Date." Each Closing shall take place at the offices of Purchaser's counsel or at such other location as is mutually acceptable to Purchaser and Sellers. The Closing shall be deemed to be effective as of 12:01 A.M. Eastern Standard Time on the Closing Date. The Parties acknowledge that the First Closing shall be deemed to be a closing of a sale of substantially all of the assets and operations of the Sellers' business and the sale of the First Closing Assets shall be deemed to be a sale of substantially all of the assets and operations of the Sellers.

        ASSETS TO BE PURCHASED. At the First Closing, Purchaser shall purchase from Sellers, and Sellers shall sell to Purchaser, all right, title and interest of Sellers in and to all of the Assets (as the same may exist on the First Closing Date), except the Accounts Receivables (collectively the "First Closing Assets"). At the Second Closing, Purchaser shall purchase from Sellers, and Sellers shall sell to Purchaser, all right, title and interest of Sellers in and to all of the Accounts Receivables (as the same may exist on the Second Closing
Date), other than the Excluded Assets.

                    PURCHASE PRICE; ASSUMPTION OF LIABILITIES

        PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the aggregate consideration to be paid by Purchaser to Sellers at the Closings in exchange for the Assets, which shall be paid, delivered or assumed by Purchaser, shall be:

                $5,730,500, as adjusted pursuant to Section 3.4 (the "Cash Purchase Price");

                the Additional Cash Consideration;

                the Purchaser Claim Credit;

                the Purchaser's Note;

                the assumption and the agreement by Purchaser to perform, pay and discharge when due the Assumed Liabilities; and

                the assumption and the agreement by Purchaser to perform, pay and discharge when due the Additional Assumed Liabilities.

3.1A. PAYMENT OF PURCHASE PRICE. The Purchase Price set forth in Section 3.1 shall be paid as follows:

                On the First Closing Date, Purchaser shall

                        pay to Sellers $3,830,500, as adjusted pursuant to Sections 3.4(a) and (b) (the "Initial Cash Payment"), in immediately available funds to an account or accounts designated by Sellers to Purchaser at least one Business Day prior to the First Closing Date;

                        assign the Purchaser Claim Credit;

                        issue the Purchaser's Note;

                        satisfy the Sellers' DIP Facility; and

                        assume and agree to pay, perform or discharge when due the Assumed Liabilities (to the extent not satisfied at Closing) and Additional Assumed Liabilities.

                On the Second Closing Date, Purchaser shall pay to Sellers $2,000,000, as adjusted pursuant to Section 3.4(d) (the "Second Closing Installment"), in immediately available funds to an account or accounts designated by Sellers to Purchaser at least one Business Day prior to the Second Closing Date.

        EXCLUDED LIABILITIES. The Purchaser shall not be liable for any liabilities of Sellers other than the Assumed Liabilities and Purchaser shall not be deemed, considered or held to be a successor to Sellers. Purchaser is expressly not assuming any liability or obligation for (a) any transfer tax owed by Sellers as a result of this Agreement and the transactions contemplated herein, of whichever kind or nature; (b) Claims which arose or were incurred prior to the Petition Date, or which are based on events, transactions or occurrences prior to the Petition Date; (c) any liability in connection with any pension plan, profit sharing plan, health plan, or other employee benefit plan, other than (i) the payment obligation on behalf of Sellers for amounts withheld from Sellers' Employees during the last payroll cycle prior to the First Closing Date for, among other items, employee contributions to Sellers' 401(k) plan or payroll taxes, which obligations remain unpaid as of the First Closing Date,
(ii) to satisfy obligations relating to employment of Sellers' Employees which Purchaser may be required to satisfy by any applicable law or governmental regulation, or (iii) obligations imposed upon Purchaser by applicable law, statute or regulation, including, COBRA coverage to persons covered by Reg. 26 CFR Part 54 title Continuation of Coverage Requirements Applicable to Group Health Plans (if applicable); (d) any claim or liability against Sellers relating to infringement of Intellectual Property rights; (e) any obligations under any existing employment agreement of Sellers (other than under KERP); (f) any indemnification obligations of Sellers to former or current officers and directors; (g) any amounts payable to any Seller's Employees for, or in the nature of termination pay, severance, in respect of employment with Sellers prior to the Closing other than to the extent they are included in Additional Assumed Liabilities or otherwise required to be assumed by Purchaser by applicable law, statute or regulation; and (h) any liability arising out of or in connection with the Worker Adjustment and Retraining Act (the "WARN Act") or any similar state law. For purposes of clarification and notwithstanding anything to the contrary contained herein, the Parties acknowledge that Purchaser shall be responsible for any sales tax, if any, owing as a result of the transactions contemplated by this Agreement.

        ESCROW AGREEMENT. Prior to the execution hereof, Purchaser has deposited $727,500 in immediately available funds (the "Purchase Deposit") with Kronish Lieb Weiner & Hellman, LLP, counsel to the Sellers, which Purchase Deposit shall continue to be held in escrow pursuant to the terms of the Escrow Agreement by and among the Parties and Kronish Lieb Weiner & Hellman LLP dated as of May 2, 2003 (the "Escrow Agreement"). The Purchase Deposit and interest thereon, if any, less taxes thereon, if any, shall be a credit toward the Cash Purchase Price and shall be released by the Parties at the First Closing Date.

        ADJUSTMENTS TO PURCHASE PRICE.

                The Cash Purchase Price shall be adjusted at First Closing as follows: (i) to the extent Purchaser is required to make any Cure Payments, the Cash Purchase Price shall be reduced, dollar for dollar, by the amount of such Cure Payments; and (ii) to the extent the Measurement Net Worth calculated as of the First Closing Date (the "Closing Measurement Net Worth"), (calculated in the same manner and applying the same methodology as the Measurement Net Worth Base Amount is calculated on SCHEDULE 3.4(a), PROVIDED HOWEVER, for purposes of this calculation, only the applicable Assets and Assumed Liabilities shall be considered), is less than $201,506 (the "Negative Adjustment Threshold"), the Cash Purchase

Price shall be reduced, dollar for dollar, by the difference between the Negative Adjustment Threshold and the Closing Measurement Net Worth; and (iii) to the extent the Closing Measurement Net Worth is greater than $246,285 (the "Positive Adjustment Threshold"), the Cash Purchase Price shall be increased, dollar for dollar, by the difference between the Closing Measurement Net Worth and the Positive Adjustment Threshold.

                On or prior to the First Closing Date, Sellers shall prepare and deliver to Purchaser their good faith calculation (based on commercially reasonable estimates after reasonable inquiry) of the Closing Measurement Net Worth (the "Preliminary Measurement").

                Within thirty (30) days after First Closing Date, Purchaser shall prepare and deliver to Sellers its good faith calculation of the Closing Measurement Net Worth. If Purchaser does not deliver to Sellers the foregoing calculation within thirty (30) days of the First Closing Date, Sellers shall prepare such calculation within fifteen (15) days thereafter, and Sellers' calculation shall be final, binding and conclusive on Purchaser and all parties in interest in Sellers' bankruptcy cases. In the event that Sellers in good faith reasonably disagree with Purchaser's determination of the Cash Purchase Price adjustment, Sellers shall notify Purchaser in writing within ten (10) Business Days after receipt of Purchaser's calculation of the Cash Purchase Price adjustment setting forth in reasonable detail the basis for such dispute. If Sellers do not provide such notice within such period, then the determination of the Cash Purchase Price adjustment by Purchaser shall be final, binding and conclusive upon Sellers and all parties in interest in Sellers' Bankruptcy cases. If Sellers do provide such notice, Purchaser and Sellers shall attempt in good faith to reconcile their differences and any resolution by them as to any disputed amount shall be final, binding and conclusive upon all parties in interest in Sellers' bankruptcy cases. If Purchaser and Sellers fail to reach a resolution within ten (10) days after

Purchaser's receipt of Sellers' written notice of dispute, either Purchaser or Sellers may submit the items in dispute to the Bankruptcy Court, on appropriate notice, for determination. In the event that the Bankruptcy Court determines that either Sellers' or Purchaser's determination of the Cash Purchase Price as adjusted by the Closing Measurement Net Worth or Sellers' or Purchaser's objection to such calculation is frivolous, then the other Party may be entitled to an award of reimbursement of its reasonable attorneys' fees and costs expended in connection with the submission of the dispute to the Bankruptcy Court.

                In addition to the adjustment set forth in Section 3.4(c), the Second Closing Installment shall be adjusted on the Second Closing Date, to the extent applicable and subject to resolution of any disputes as set forth in
Section 3.4(e), as follows (i) to the extent Sellers collect against the Accounts Receivables in the Interim Period pursuant to Section 4.21, the Second Closing Installment shall be decreased dollar for dollar by the amount of such collections; (ii) to the extent Sellers are required to make any payments during the Interim Period with regard to unpaid but due Additional Assumed Liabilities, the Second Closing Installment shall be increased dollar for dollar by the amount of such payments; and (iii) to the extent there is an adjustment to the Cash Purchase Price in accordance with Section 3.4(c). In the event the Second Closing Installment is reduced by more than $2,000,000 (such amount in excess of $2,000,000, the "Excess Amount"), the Sellers shall pay promptly to Purchaser the Excess Amount in cash.

                In the event a final determination of the Cash Purchase Price is not obtained prior to the earlier of June 6, 2003 and the Second Closing Date, as security for any adjustment to the Cash Purchase Price which may be due Purchaser or Sellers pursuant to Section 3.4(c) or to the extent there is a dispute concerning an adjustment under Section 3.4(d), each Party shall deposit

$300,000 in immediately available funds into the Restricted Account, until a final determination of the Cash Purchase Price has been made pursuant to
Section 3.4(c).

                                    COVENANTS

        ACCESS. Upon receipt of reasonable advance notice, Sellers and the UK Subsidiaries will afford to Purchaser and its authorized representatives, at Purchaser's sole expense and risk, reasonable access from the date hereof through the earlier of the First Closing Date or the date of termination of this Agreement, during normal business hours, to Sellers' and the UK Subsidiaries' offices, properties, books and records and will furnish to Purchaser such additional information as Purchaser may reasonably request, to the extent that such access and disclosure would not violate the terms of any agreement to which Sellers or the UK Subsidiaries are bound, any Legal Requirement, result in any loss of attorney-client or other privilege or significantly disrupt Sellers' or the UK Subsidiaries' operations.

        INTENTIONALLY OMITTED.

        EMPLOYMENT MATTERS. At the First Closing Purchaser shall offer employment to the Key Employees on the terms and subject to the conditions of an offer letter or an employment agreement to be provided to the Key Employees by Purchaser. Sellers shall be responsible for providing all notices and other communications to employees of Sellers which may be required under the WARN Act or any similar state law. SCHEDULE 4.3 is a list of all employees of Sellers as of March 31, 2003 (the "Sellers' Employees"). At the First Closing Purchaser shall offer at-will employment to all of Sellers' Employees who are employed by Sellers immediately prior to the First Closing Date (other than the Key Employees who shall be governed by the first sentence of this Section 4.3), on terms substantially similar to the terms of employment, including benefits, as currently offered to such employees by Sellers. With respect to non-solicitation and confidentiality provisions in favor of Sellers, relating to any Employee not retained by Purchaser as of the First Closing Date, Purchaser shall grant Sellers a non-exclusive right to enforce any such provisions. Purchaser agrees to indemnify, defend and hold harmless Sellers and their respective partners, members, directors, officers, shareholders and employees, successors, assigns and representatives from and against any damages, claims, liabilities, losses, costs and expenses arising out of or resulting from Purchaser's post-Closing acts that give rise to WARN Act liability of Sellers.

        CONDUCT OF BUSINESS BY SELLERS PENDING PURCHASE. Sellers represent, covenant and agree that, between April 11, 2003 and the First Closing Date, Sellers have not and shall not, and have caused and shall cause the UK Subsidiaries not to, take any action except in the ordinary course of business and in a manner consistent with past practice since the Petition Date, subject to the requirements of the Bankruptcy Code or as otherwise directed by the Bankruptcy Court. Sellers have used and shall use, and have caused and shall cause UK Subsidiaries to use, commercially reasonable efforts to preserve the Business substantially intact, to keep available the services of the present officers and to preserve the present relationships of Sellers or the UK Subsidiaries with customers, clients and other persons having business relationships with Sellers or the UK Subsidiaries regarding the Business. By way of amplification and not limitation, except as expressly provided for in this Agreement, Sellers covenant that, between April 11, 2003 and the First Closing Date, they have not done and shall not do, and shall have caused and shall cause the UK Subsidiaries not to do, except in the ordinary course of business and in a manner consistent with past practices, directly or indirectly, any of the following without the prior written consent of Purchaser, which consent will not be unreasonably withheld, delayed or conditioned:

                (i) sell, pledge, dispose of, or encumber any of the Assets or the UK Assets except sales with respect to any asset surplus to the Business which in the aggregate do not have a gross book value in excess of $50,000; (ii) enter into any material contract or agreement; (iii) authorize any single capital expenditure in excess of $50,000.00 or capital expenditures in the aggregate in excess of $100,000.00; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.4(a);

                take any action with respect to materially increasing the compensation or other remuneration of any officer, director, stockholder or employee of, or independent contractor or consultant to, the Sellers or the UK Subsidiaries, pay any bonuses to any of its employees or with respect to any increase of benefits payable under their severance or termination pay policies in effect on the date hereof except pursuant to that certain Bankruptcy Court order dated November 14, 2002 (Docket No. 218);

                make any payments, under any employee benefit plan or otherwise to any employee of, or independent contractor or consultant to, Sellers or the UK Subsidiaries, enter into any employee benefit plan, any employment or consulting agreement, grant or establish any new awards under any such existing employee benefit plan or agreement, or adopt or otherwise amend any of the foregoing;

                take any action, or make any change in, their methods of management, distribution, marketing, accounting or operating (including practices relating to payment of trade accounts or to other payments) or relating to writing down or failing to write down (in accordance with its past practices consistently applied) or writing up the value of any inventory or other assets of Sellers or the UK Subsidiaries;

                take any action or enter into any agreement or make any change in the billing or collection of the Accounts Receivable or the UK Accounts Receivable and unbilled claims (other than in the ordinary course of business and consistent with past practices), including discounting or writing off any of the Accounts Receivable or the UK Accounts Receivable or work in progress for early payment, or granting any other deduction or discount thereon or accelerating the collection thereof;

                except as specifically permitted herein and except for any transactions with Access Capital, Inc., take any action to incur, assume, increase or guarantee prior to Closing any indebtedness for borrowed money from banks or other financial institutions or cancel, without payment in full, any notes, loans or other receivables due Sellers or the UK Subsidiaries;

                loan or advance monies to any person under any circumstance whatsoever except travel advances or other reasonable expense advances to employees of Sellers or the UK Subsidiaries made in the ordinary course of business and consistent with past practice;

                change any existing bank accounts or lock box arrangements of Sellers or the UK Subsidiaries, except for deposits, withdrawals, or changes of signatories in the ordinary course of business;

                waive any material rights of Sellers or the UK Subsidiaries or settle any material claim involving Sellers or the UK Subsidiaries;

                do any act or omit to do any act which would cause a breach of any material contract, commitment or obligation of Sellers or the UK Subsidiaries; or

                terminate without cause any officer or integral employee of Sellers or the UK Subsidiaries.

        ALLOCATION OF PURCHASE PRICE AMONG PURCHASED ASSETS. Purchaser shall, within 30 days after the First Closing Date, prepare and deliver to Sellers a schedule (the "Allocation Schedule") allocating the Purchase Price and the Assumed Liabilities among the Assets in accordance with Treasury Regulation 1.1060-1 (or any comparable provisions of state or local Tax Law) or any successor provision. To the extent permitted by Legal Requirements, Purchaser and Sellers each shall report and file all tax returns (including amended tax returns and claims for refund) and shall cooperate in the filing of any forms (including Form 8594) consistent with the Allocation Schedule, and shall take no tax position contrary thereto or therewith (including in any audits or examinations by any taxing authority or any other proceedings).

        PUBLIC ANNOUNCEMENTS. Sellers and Purchaser agree that, except to the extent necessary to comply with the requirements of vi) any Legal Requirement, or vii) the rules, regulations or orders of any other governmental entity, no press release or similar public announcement or communication shall, prior to or contemporaneously with the Closing, be made or caused to be made concerning the terms of this Agreement or the transactions contemplated hereby unless approved in advance by Sellers and Purchaser; PROVIDED, that with respect to any press release or similar public announcement or communication permitted hereby, Sellers on the one hand and Purchaser on the other hand agree that each shall give notice and consult with each other prior to issuing any such press release or otherwise making such a public announcement or communication.

        TRANSACTION EXPENSES.

                All of the expenses incurred by Purchaser in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby, including, all fees and expenses of agents, representatives, brokers, counsel and accountants for Purchaser, shall be paid by Purchaser. All expenses incurred by the Sellers in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby, including, all fees and expenses of agents, representatives, brokers, counsel and accountants, shall be paid by the Sellers.

                Sellers agree to indemnify, defend and hold harmless Purchaser and its respective partners, members, directors, officers, shareholders and employees, successors, assigns and representatives from and against any damages, claims, liabilities, losses, costs and expenses arising out of or resulting from any brokerage or finders' fees or agents' commissions or other similar payments arising by, through or under Sellers in connection with the purchase or sale of the Assets.

                Purchaser agrees to indemnify, defend and hold harmless Sellers and their respective partners, members, directors, officers, shareholders and employees, successors, assigns and representatives from and against any damages, claims, liabilities, losses, costs and expenses arising out of or resulting from any brokerage or finders' fees or agents' commissions or other similar payments arising by, through or under Purchaser in connection with the purchase or sale of the Assets

        ACCESS TO BOOKS AND RECORDS. Upon receipt of reasonable advance notice, from the First Closing Date until the second anniversary of the First Closing Date, Purchaser shall preserve all of the records and books, customer records, and any other records of Sellers and UK Subsidiaries that Purchaser shall own and make them available, during normal business hours, to Sellers' designees, counsel, accountants, and others authorized by them for inspection and the making of copies thereof, to the extent that such access and disclosure would not violate the terms of any agreement to which Purchaser is bound or any Legal Requirement, result in any loss of attorney-client or other privilege, or significantly disrupt Purchaser's operations.

        CHANGE OF CORPORATE NAMES. As soon as practicable following the First Closing Date, but in no event later than 5 Business Days after the First Closing, Sellers shall, to the extent applicable, file all necessary certificates to change their name, url, web address or other Internet presence to a name which does not include either the word "Interliant" or any words which would suggest, convey or denote that the Sellers are in a business involving e-mail messaging, managed messaging, web hosting, application hosting or any other business similar to the Business.

        INSURANCE POLICIES. Sellers' and the UK Subsidiaries insurance policies are listed on SCHEDULE 4.10 hereto ("Insurance Policies"). If requested in writing by Purchaser, Sellers shall use commercially reasonable efforts to have those Insurance Policies that are transferable or continuable (other than Directors' & Officers' Liability Insurance) transferred to or continued with Purchasers.

        BANKRUPTCY. INTENTIONALLY OMITTED.

        SELECTION OF CONTRACTS. INTENTIONALLY OMITTED.

        ADEQUATE ASSURANCE. Purchaser agrees that at each court hearing held with respect to a motion to either assign and/or assume and assign the Executory Contracts in accordance with the Bankruptcy Code, at which a non-debtor party to an Executory Contract objects to such assignment or assumption and assignment, Purchaser shall use commercially reasonable efforts to demonstrate, and provide adequate assurance of, its ability to provide performance under such Executory Contracts.

        FINANCING. Purchaser has the funds necessary to pay the Initial Cash Payment and satisfy the Sellers' DIP Facility and will have funds available on the Second Closing Date to pay the Second Closing Installment.

        TRANSITION. To the extent Purchaser has space available, in its discretion, Purchaser shall provide Sellers, at no cost to Sellers, reasonable office space and use of facilities, systems and equipment, including data connectivity, email and telephone, to allow Sellers to complete the wind-down of Sellers' estate in Bankruptcy and to fulfill their post-closing obligations contemplated by this Agreement.

        DIP FINANCING. On the First Closing Date, Purchaser shall satisfy the payment obligations of Sellers under Sellers' DIP Facility, including any termination fees and reasonable holdback requirements. The reconciliation of any such holdback shall be the responsibility of the Sellers.

        INTENTIONALLY OMITTED.

        CAPITALIZATION OF PURCHASER. On or before the deadline for submitting bids, Purchaser shall provide Sellers with information on the capitalization of Purchaser (proposed or actual).

        COMPETITION AND SOLICITATION. For a period of 5 years from the First Closing Date, Sellers shall not compete in the Business or solicit any of Sellers' Employees employed by Purchaser on the First Closing Date while such employee is employed by Purchaser on a full-time basis.

        SECURITY INTEREST. During the Interim Period, Purchaser's obligation to purchase the Accounts Receivable shall be secured by the granting by Purchaser of a first priority security interest in and to the First Closing Assets in a security agreement in a form reasonably acceptable to the parties (the "Accounts Receivable Security Agreement").

        COLLECTION OF ACCOUNTS RECEIVABLES. During the Interim Period, all collections on the

Accounts Receivables shall be deposited by Sellers in one of Sellers' accounts at JPMorgan Chase (the "Lock Box Account"). During the Interim Period on any second business day all amounts deposited in the Lock Box Account in respect of the Accounts Receivable shall be transferred to an account which, during the Interim Period is subject to withdrawal only at the direction of both Sellers and Purchaser or the Bankruptcy Court (the "Restricted Account") and all amounts deposited in the Lock Box Account in respect of accounts receivable relating to goods delivered or services rendered by Purchaser on or after the First Closing Date shall be paid to Purchaser ("Purchaser AR Payments"). In the event the Second Closing does not occur on or before June 6, 2003 (except for any funds deposited by the parties pursuant to Section 3.4(e)), Sellers may withdraw any amounts, other than the Purchaser AR Payments, received in the Lock Box Account or the Restricted Account in their discretion without the consent of Purchaser. If during the Interim Period, Purchaser receives payment on any Accounts Receivable, it shall immediately transfer such funds to the Restricted Account. In the Interim Period, Purchaser and Sellers shall not take any action or enter into any agreement or make any change in the billing or collection of the Accounts Receivable, including discounting or writing off any of the Accounts Receivable, or granting any other deduction or discount thereon or accelerating the collection thereof without the prior written consent of the other. Sellers and Purchaser shall each designate personnel to account for collections on the Accounts Receivable which are deposited in the Lock Box Account and the Restricted Account and shall cause such personnel to notify each party concerning such collections and the related accounting for the Accounts Receivable.

        WOBURN AND PURCHASE PREMISES. As to Sellers' leasehold interest for the premises located at (x) Two Manhattanville Road, Purchase, New York (the "Purchase Premises"), and (y) 10 Gill Street, Woburn, Massachusetts (the "Woburn Premises")

                From the First Closing Date until the date the rejection of the lease for such Premises is effective, Purchaser shall have the same rights to use and occupancy as the Sellers currently enjoy;

                For the period from the First Closing Date until the date the rejection of the lease for such Premises is effective, Purchaser shall be obligated to pay rent and additional charges, fees, costs, and expenses incurred by Sellers for such period under the lease(s) for the Premises;

                Purchaser agrees to indemnify, defend and hold harmless Sellers and their respective partners, members, directors, officers, shareholders and employees, successors, assigns and representatives from and against any damages, claims, liabilities, losses, costs and expenses arising out of or resulting from Purchaser's use and occupancy of the Premises (including those set forth in Section 4.22(b);

                Not more than 10 days prior to the date that any payment is required to be made by Sellers under the lease(s), Sellers shall deliver written notice to Purchaser setting forth the amount due and the reason for such payment, PROVIDED HOWEVER, that the failure to deliver such written notice shall not relieve Purchaser from the obligation to make the payments described in
Section 4.22(b); and PROVIDED FURTHER, that this Agreement shall constitute sufficient notice in accordance with this Section for the May lease payments;

                Purchaser shall make all payments to Sellers not later than five days following the receipt by Purchaser of the written notice described in
Section 4.22(d); and

                Upon ten days written notice to the applicable landlords, with a copy to counsel to the Debtors' and Committee, Purchaser shall vacate the Woburn Premises or the Purchase Premises, as the case may be, and the lease(s) for such Premises shall be deemed rejected by the Debtors as of the tenth day following the date of such notice.

                        REPRESENTATIONS AND WARRANTIES OF

                                     SELLERS

        Sellers and, where indicated, the UK Subsidiaries, represent and warrant as of April 11, 2003 and as of May 9, 2003 to the Purchaser, as follows:

        ORGANIZATION AND AUTHORITY OF SELLERS AND UK SUBSIDIARIES. Each Seller, subject to any pre-petition payments to any governmental entity which have not been paid, and each UK Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation. Each Seller, subject to any pre-petition payments to any governmental entity which have not been paid, and each UK Subsidiary is duly qualified as a foreign corporation in all jurisdictions in which the conduct of its business or the ownership of its properties requires such qualification (and
SCHEDULE 5.1 lists all the such jurisdictions where Sellers and the UK Subsidiaries would be so qualified), except where the failure to so qualify would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Sellers and the UK Subsidiaries have all necessary corporate power and authority to own, lease and operate their properties and conduct the Business as it is currently being conducted. Sellers (with the exception of Interliant) and the UK Subsidiaries constitute all of the wholly and partially owned subsidiaries of Interliant.

        CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. Subject to the entry of the Sale Approval Order, each of Sellers and the UK Subsidiaries have full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which Sellers and the UK Subsidiaries are or shall be a party and to consummate the transactions contemplated hereby. "Transaction Documents" means each of the agreements, documents and instruments referenced in this Agreement to be executed and delivered by Sellers, the UK Subsidiaries and

Purchaser. Subject to the entry of the Sale Approval Order, this Agreement and each of the Transaction Documents constitutes, or shall constitute when executed and delivered, a valid and binding agreement of Sellers and the UK Subsidiaries in each case enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application).

        TITLE TO ASSETS. Sellers have good, valid and marketable title to the Assets. The UK Subsidiaries have good, valid and marketable title to the UK Assets. Each of Sellers and the UK Subsidiaries have a valid and enforceable leasehold interest in all of the Assets and UK Assets, respectively, which are subject to leases. Each of Sellers and the UK Subsidiaries have a valid and enforceable license with respect to any licensed Asset or licensed UK Subsidiary Asset as the case may be. Following the entry of the Sale Approval Order and as of the Closing, the Assets shall be transferred to Purchaser free and clear of all Claims, other than the Assumed Liabilities.

        NO CONFLICT; REQUIRED CONSENTS. Except as set forth on SCHEDULE 5.4, the execution and delivery by Sellers of this Agreement and the Transaction Documents, and the consummation by Sellers of the transactions contemplated thereby do not and shall not (a) require, other than the approval of the Bankruptcy Court, the consent, approval or action of, or any filing with or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority foreign or domestic; (b) violate the terms of any instrument, License and Permit, document or agreement to which Sellers or the UK Subsidiaries are parties, or by which any Seller or any UK Subsidiary or the property of any Seller or the UK Subsidiaries are bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement of any Seller or any UK Subsidiary, or result in the creation of any lien upon any of the property or assets of a Seller; or (c) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Sellers, the UK Subsidiaries, the Business, the Assets or the UK Assets, except to the extent the provisions of the Bankruptcy Code may be applicable. Sellers and the UK Subsidiaries are not subject to, or parties to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other restriction of any kind or character which would prevent or hinder in any way the continued operation of the Business after the Closing on substantially the same basis as theretofore operated.

        COMPLIANCE WITH LAWS. Sellers and the UK Subsidiaries are in compliance with all applicable laws, orders, rules and regulations of all governmental bodies and agencies, foreign and domestic, except where such noncompliance has and shall have, individually or in the aggregate, no Material Adverse Effect. Sellers and the UK Subsidiaries have not received written notice of any noncompliance with the foregoing.

        LICENSES AND PERMITS. Sellers and the UK Subsidiaries hold and are in compliance with all licenses and permits listed on SCHEDULE 2.1(e) attached hereto, and to Sellers' Knowledge and the UK Subsidiaries' Knowledge, such list, together with the foreign qualifications listed on SCHEDULE 5.1, sets forth all of the licenses, permits, certification, variances, approvals and authorizations of governmental agencies necessary or required or available for the use, ownership, or operation of the Assets, the UK Assets and the operation of the Business (collectively, the "Licenses and Permits"). Neither Sellers nor the UK Subsidiaries have received written notice of any violations in respect of any such Licenses and Permits. No proceeding is pending and to Sellers' Knowledge and the UK Subsidiaries' Knowledge, no proceeding is threatened, which seeks revocation or limitation of any such Licenses and Permits. Other than the foreign qualifications listed on SCHEDULE 5.1, all of Sellers' Licenses and Permits are assignable to Purchaser.

        FINANCIAL INFORMATION. Attached hereto as SCHEDULE 5.7(a) are true, correct and complete copies of the consolidated balance sheet of Sellers and the UK Subsidiaries as of February 28, 2003 and consolidated income and cash flow statements of Sellers and the UK Subsidiaries for the periods ended February 28, 2003 and December 31, 2002, respectively (the "Consolidated Financial Statements"). The Sellers represent that the Consolidated Financial Statements are true, correct and complete in all material respects, have been prepared by Sellers or Sellers' accountants in accordance with GAAP, and fairly present the financial condition of Sellers and the UK Subsidiaries at the respective dates thereof and the results of their operations for the periods then ended. There have been no material changes to the Consolidated Financial Statements since the dates thereof, except resulting from the operation of the Business in the ordinary course. Attached hereto as SCHEDULE 5.7(b) are true correct and complete copies of the consolidated balance sheet of the UK Subsidiaries as of February 28, 2003 and consolidated income and cash flow statements of the UK Subsidiaries for the periods ended February 28, 2003 and December 31, 2002, respectively (the "UK Subsidiaries' Financial Statements"). The UK Subsidiaries' Financial Statements have been prepared consistent with United States GAAP and reflect all claims against, and all debts and liabilities of, the UK Subsidiaries, whether fixed or contingent and such statements of income and cash flow of the UK Subsidiaries fairly present the result of operations for the periods covered thereby. Except to the extent reflected or reserved against in the Consolidated Financial Statements and the UK Subsidiaries' Financial Statements, neither Sellers nor the UK Subsidiaries have any liabilities or obligation of any nature, whether accrued, absolute, known or unknown, contingent or otherwise that would be required to be reflected or reserved against on a balance sheet prepared in accordance with United States GAAP other than those arising in the ordinary course which would not have an Material Adverse Effect.

        SUFFICIENCY OF ASSETS. The Assets and UK Assets constitute all of the assets, tangible and intangible, required in the operation of the Business since the Petition Date, subject only to additions and deletions in the ordinary course of business and subject to sales before the date hereof of assets or aspects of the Sellers' Business which may have been sold by Sellers pursuant to, and in accordance with, Bankruptcy Court orders entered after notice and a hearing held pursuant to, INTER ALIA, section 363 of the Bankruptcy Code.

        ASSUMED LIABILITIES. SCHEDULE 1.5 sets forth by category, vendor and/or payee and amount only those current, post-petition liabilities of Sellers incurred in the ordinary course of business as of February 28, 2003 and the long-term portion of Sellers' liability to GATX, but excluding the Excluded Liabilities. To Sellers' Knowledge and the UK Subsidiaries' Knowledge, the Closing of the transactions contemplated hereunder and the sale and transfer of the Assets and the Business will not result in the acceleration of any Assumed Liability. The aggregate of the Assumed Liabilities and the balance sheet liabilities of the UK Subsidiaries (other than intercompany liabilities) (which balance sheets shall be prepared in accordance with US GAAP) shall not exceed $5,766,000.

        TAX RETURNS AND PAYMENTS. To Sellers' Knowledge and the UK Subsidiaries' Knowledge, the Sellers and the UK Subsidiaries have filed all tax returns required by law to be filed on or before the date of this Agreement and shall timely file all tax returns required by law to be filed on or prior to the Closing. To the best of Sellers' Knowledge and the UK Subsidiaries' Knowledge, all such returns are true, correct and complete in all respects, and all amounts shown as owing thereon have been paid, except as set forth on SCHEDULE
5.10. Except as set forth on SCHEDULE 5.10, neither Sellers nor the UK Subsidiaries have received a notice of taxes due from any governmental authority; and, except as set forth on SCHEDULE 5.10, there are no pending or threatened audits, investigations or claims or relating to any liability in respect of taxes.

        FIXED ASSETS. In the aggregate, the Fixed Assets set forth on SCHEDULE 2.1(a) and the fixed assets of the UK Subsidiaries, set forth on SCHEDULE 5.11 include substantially all of the furniture, fixtures and equipment owned, leased, or used in the operation of the Business. Except as otherwise set forth on SCHEDULE 2.1(a) or SCHEDULE 5.11, all of the Fixed Assets necessary to operate the Business on the date hereof, are in good working order, ordinary wear and tear excepted, for purposes of operating the Business as Sellers and the UK Subsidiaries are operating it as of the date hereof.

        CONTRACTS. SCHEDULE 2.1(b) sets forth a true and substantially complete list of all non-debtor parties to the Executory Contracts to which Sellers are parties and which may be assumed in accordance with this Agreement. No non-debtor party to a material Executory Contract has been omitted from SCHEDULE 2.1(b).

        INTELLECTUAL PROPERTY. Except as set forth on SCHEDULE 2.1(d):

                (a) Sellers own, on an exclusive basis for all material Sellers Intellectual Property, all of Sellers' Intellectual Property. Sellers possess all right, title and interest in and to the Sellers' Intellectual Property. Subject to entry of the Sale Approval Order, Sellers shall own Sellers' Intellectual Property free and clear of any Claim, license or other restriction, and all registered patents, trademarks, service marks and copyrights listed on SCHEDULE 2.1(d) as the same relates to Sellers' Intellectual Property are valid and subsisting and in full force and effect;

                (b) the UK Subsidiaries, on an exclusive basis for all material UK Subsidiaries' Intellectual Property, possess all right, title and interest in and to the UK Subsidiaries' Intellectual Property, free and clear of any Claim, license or other restriction, and all registered patents, trademarks, service marks and copyrights listed on
        SCHEDULE 2.1(d), as the same relates to the UK Subsidiaries' Intellectual Property are valid and subsisting and in full force and effect;

        (c) for all applications listed on SCHEDULE 2.1(d), as the same relates to Sellers' Intellectual Property, one of Sellers either is the applicant or has the right to require (without further expense, cost or fee) the applicant to transfer ownership of the application and the registration once it issues, to Sellers;

        (d) for all applications listed on SCHEDULE 2.1(d), as the same relates to the UK Subsidiaries' Intellectual Property, one of the UK Subsidiaries either is the applicant or has the right to require (without further expense, cost or fee) the applicant to transfer ownership of the application and the registration once it issues, to the UK Subsidiaries;

        (e) Sellers' Intellectual Property and UK Subsidiaries' Intellectual Property are all the Intellectual Property that is necessary for the ownership, maintenance and operation of the Assets and UK Assets and the conduct of the Business as it is presently conducted; and Sellers and the UK Subsidiaries have the right to use all of Sellers' Intellectual Property and UK Subsidiaries' Intellectual Property respectively, in all jurisdictions in which the Business is presently conducted; and the consummation of the transactions contemplated hereby will not alter or impair any such rights or the rights of Purchaser or the UK Subsidiaries to continue to use all of Sellers' Intellectual Property and UK Subsidiaries' Intellectual Property respectively, in all jurisdictions in which the Business is presently conducted;

        (f) Sellers and UK Subsidiaries have not, interfered with, infringed upon, misappropriated or otherwise come into conflict with the rights of third parties in any Intellectual Property, and have not received any charge, complaint, claim, demand or notice, in writing so alleging (including any claim that Sellers and UK Subsidiaries must license or refrain from using any Intellectual Property rights of any third party) and to Sellers' Knowledge and the UK Subsidiaries' Knowledge the continued operation of the Business as presently conducted does not and will not, interfere with, infringe upon, misappropriate or otherwise come into conflict with the rights of any third parties in any Intellectual Property, and to Sellers' Knowledge and the UK Subsidiaries Knowledge there is no basis for such claim;

        (g) to Sellers' Knowledge and the UK Subsidiaries' Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Sellers and UK Subsidiaries Intellectual Property;

        (h) no action, suit, proceeding, hearing, investigation, charge, complaint, Claim or demand has been made, is pending, or, to Sellers' Knowledge or UK Subsidiaries' Knowledge, is threatened which challenges the legality, validity, enforceability, use or ownership of any Sellers' Intellectual Property and UK Subsidiaries' Intellectual Property, and to Sellers' Knowledge and the UK Subsidiaries Knowledge there is no basis for such action; and

        (i) Sellers and the UK Subsidiaries have obtained valid and effective work made for hire agreements and assignments from all of their employees, former employees (or persons they currently intend to hire), independent contractors and former independent contractors (collectively, the "Inventors") of all such Inventors' rights in any Sellers and the UK Subsidiaries' Intellectual Property (i) developed by such Inventors while employed by or under contract with Sellers and UK Subsidiaries or (ii) developed by such Inventors while not employed by Sellers and UK Subsidiaries, which Sellers and UK Subsidiaries reasonably believe they need or will need in order to conduct the Business as it has been conducted and continues to be.

Sellers and UK Subsidiaries have taken all reasonable action to maintain and preserve the Sellers' Intellectual Property and the UK Subsidiaries' Intellectual Property, including entering into valid and effective confidentiality/non-disclosure agreements with all third parties to whom they disclose or have disclosed any confidential information or trade secrets which are Sellers' Intellectual Property and UK Subsidiaries' Intellectual Property, and making all filings and all payments of all maintenance and similar fees for any of Sellers' Intellectual Property listed on SCHEDULE 2.1(d) and UK Subsidiaries' Intellectual Property listed on SCHEDULE 2.1(d). Upon the consummation of the transactions contemplated hereby and following the entry of the Sale Approval Order, and except as set forth on Schedule 2.1(d), Purchaser shall have the exclusive right to own and use the Sellers Intellectual Property and the UK Subsidiaries shall retain the exclusive right to own and use the UK Intellectual Property necessary to conduct the Business as it is presently being conducted.
        LITIGATION. Except as set forth on SCHEDULE 5.14, there is no action, proceeding or investigation pending before any court, tribunal or governmental body, and to Sellers' Knowledge and the UK Subsidiaries' Knowledge, there is no such action, proceeding or investigation threatened against or involving Sellers or the UK Subsidiaries relating to the Assets or the operation of the Business. Except as set forth on SCHEDULE 5.14, there is no action, proceeding or investigation pending before any court, tribunal or governmental body, and to Sellers' Knowledge and to the UK Subsidiaries' Knowledge, there is no such action, proceeding or investigation threatened before any court, tribunal or governmental body seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, or which is reasonably likely to adversely affect the Business, the Assets, or Sellers' ability to consummate the transactions contemplated by this Agreement and the Transaction Documents.

        INSURANCE. Sellers and the UK Subsidiaries maintain property, fire, casualty, worker's compensation, general liability insurance and other forms of insurance relating to the Assets and the UK Assets and the operation of the Business against risks of the kind customarily insured against and in amounts customarily insured (and, where appropriate, in amounts not less than the replacement cost of said Assets and UK Assets). Neither the Sellers nor the UK Subsidiaries have received any notification, cancellation, modification, or denial of renewal of such policies, and all such policies of Sellers, except any directors' and officers' liability policies, are assignable to Purchaser.

        BENEFIT PLANS AND ERISA.

                (a) Except as set forth on SCHEDULE 5.16(a), the Sellers do not currently maintain any employee benefit plans subject to Title IV of the Employee Retirement Income Fund of 1974, as amended from time to time ("ERISA") nor have they maintained any such plan since their respective dates of incorporation. None of the Sellers is a contributing employer to a multiemployer plan as defined in section 3(37) of ERISA. The Sellers have no liability or obligation arising under Title IV of ERISA and, to Sellers' Knowledge, there is no basis for liability.

                (b) Except as set forth on SCHEDULE 5.16(b) Sellers have complied in all respects with all requirements of all applicable laws relating to employment practices, terms and conditions of employment, immigration, wages, hours and other similar legislation. Assuming performance by Purchaser of its covenant in Section 4.3 hereof, the WARN Act will not apply to the transactions contemplated by this Agreement.

        (c) Sellers are not parties to any collective bargaining agreement and no employee of the Sellers is a member of any union certified with the Sellers as a bargaining agent.

        ENVIRONMENTAL.

                (a)     Except as may be set forth in SCHEDULE 5.17:

                        (i) The Sellers and the UK Subsidiaries are conducting and have at all times conducted the Business and operations in material compliance with all applicable statutes, laws, rules, regulations, ordinances, permits, orders, decrees or other obligations lawfully imposed by any governmental authority, foreign or domestic, in effect at the relevant times pertaining to protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the generation, manufacture, production, refinement, processing, use, handling, storage, treatment, removal, transport, transloading, cleanup, decontamination, discharge and disposal of Hazardous Substances (as hereinafter defined), including, without limitation, those statutes, laws, rules and regulations set forth below (collectively, "Environmental Laws"), and, to Sellers' Knowledge and the UK Subsidiaries' Knowledge, no proceedings are pending or threatened against the Sellers or the UK Subsidiaries with respect to the foregoing matters;

                        (ii) Sellers have not received any written notice that they are considered to be a potentially responsible party with respect to any site listed or proposed to be listed on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et seq. ("CERCLA"), or any registry or inventory of hazardous waste or similar sites maintained by any state of the United States of America or under any similar Environmental Law, and to Sellers' Knowledge and the UK Subsidiaries' Knowledge, they will not be so named;

                        (iii) To Sellers' Knowledge and the UK Subsidiaries' Knowledge, there are no conditions (including, without limitation, the presence of any Hazardous Substance in, on or about any such property or the migration of any Hazardous Substance from or across any such property) existing on any of the properties currently or formerly owned, leased, or occupied by the Sellers or the UK Subsidiaries that require remedial action, removal or closure by the Sellers or the UK Subsidiaries under any Environmental Laws;

                        (iv) No claim, demand, or action has been made and to Sellers' Knowledge and the UK Subsidiaries' Knowledge, no claim, demand or action is threatened against or upon the Sellers, UK Subsidiaries or any person or entity from whom or to whom the Sellers and the UK Subsidiaries have at any time leased any real property, based upon or relating to alleged damage to health caused by any Hazardous Substance, and to Sellers' Knowledge and the UK Subsidiaries' Knowledge, no such claim, demand or action will be made or taken;

                        (v) Neither the Sellers nor the UK Subsidiaries have not been charged in writing with improperly generating, manufacturing, producing, refining, processing, using, handling, storing, treating, removing, transporting, discharging or disposing a Hazardous Substance, and to Sellers' Knowledge and the UK Subsidiaries' Knowledge, no such charge is pending; and

                        (vi) To Sellers' Knowledge and the UK Subsidiaries' Knowledge, there have been no environmental inspections, investigations, studies, tests, reviews or other analyses conducted in relation to any property currently or formerly owned or leased by the Sellers or the UK Subsidiaries during the time that the Sellers or the UK Subsidiaries have owned or leased such property, and to Sellers' Knowledge and the UK Subsidiaries' Knowledge, none are pending.

                (b) For purposes of this Agreement, "Hazardous Substance" will mean (x) any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material, (y) any other substance or material defined or designated as a hazardous or toxic substance, material or waste by applicable federal, state or local laws or regulations (including, without limitation, any Environmental Laws) currently in effect, and (z) such other substances, materials and wastes that are regulated under applicable federal, state or local laws or regulations, and will include, without limitation:

                        (i) those substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances" or "solid waste" in CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C.
                Section 1801 et seq., and in the regulations promulgated pursuant to said Environmental Laws;

                        (ii) those substances listed in the United States Department of Transportation Table (49 CFR 172,101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and

                        (iii) any material, waste or substance that is, in whole or in part, (w) petroleum, (x) asbestos, (y) polychlorinated biphenyls or (z) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), or Section 112 or other Section of the Clean Air Act, as amended.

        EMPLOYEES. There is no labor strike, lockout or work stoppage pending, nor to Sellers' Knowledge and the UK Subsidiaries' Knowledge, is there any such labor strike, lockout or work stoppage threatened against or involving Sellers or the UK Subsidiaries. Except as set forth on SCHEDULE 5.18, neither Sellers nor UK Subsidiaries are parties to any contract for the employment of any employee. To Sellers' Knowledge and the UK Subsidiaries' Knowledge, neither the Sellers nor the UK Subsidiaries have received notice from any Sellers' Employee or an employee of the UK Subsidiaries, of such employee's intention to resign or retire except as set forth on SCHEDULE 5.18. The Purchaser has been provided with a list of the true, correct and complete information regarding the current base salary or wages, anticipated bonus to be received for fiscal year 2003 and accrued vacation pay with respect to current employees of Sellers and the UK Subsidiaries. None of the Key Employees have terminated their employment or have given notice of an intent to terminate their employment. Sellers and the UK Subsidiaries have withheld all amounts required by law or contract to be withheld from the wages or salaries of their employees and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or for payment to any trust or other fund or to any authority with respect to unemployment compensation, Social Security or other benefits for employees. Neither the Sellers nor the UK Subsidiaries have engaged in any unfair labor practice or illegally discriminated on the basis of race, age, sex or otherwise in their employment conditions or practices with respect to their employees or employee benefits.

        ACCOUNTS RECEIVABLE. Except as may otherwise be set forth on SCHEDULE 2.1(c), the Accounts Receivable and the UK Accounts Receivable have arisen in the ordinary course of the Business and represent valid and binding obligations owing to Sellers' and/or the UK Subsidiaries. The Accounts Receivable and the UK Accounts Receivable result from bona fide transactions in the ordinary course and provide for payment terms that are normal and customary in the industry. To Sellers' Knowledge and the UK Subsidiaries' Knowledge, none of such Accounts Receivable or the UK Accounts Receivable is, or at the Closing Date will be, subject to any recoupment, counterclaim or setoff. Except as set forth on
SCHEDULE 5.19, there has been no material change in the amount of the Accounts Receivable since February 28, 2003 to the date hereof. Sellers have established adequate and sufficient reserves in accordance with GAAP to cover all doubtful or uncollectible accounts receivable.

        CUSTOMERS. Except as set forth on SCHEDULE 5.20, since January 29, 2003, Sellers and the UK Subsidiaries have not received any notification, either orally or in writing, to terminate or not extend its relationship from any customer from whom the Sellers and the UK Subsidiaries derive more than 2% of their aggregate annualized revenue based on the first quarter of 2003. Except as set forth on SCHEDULE 5.20, to Sellers' Knowledge and the UK Subsidiaries' Knowledge, no customer from whom the Sellers and the UK Subsidiaries derive more than 2% of their aggregate annualized revenue based on the first quarter of 2003, on a consolidated basis, has terminated its relationship, indicated an intent to terminate its relationship, has materially reduced its relationship or indicated an intent to materially reduce its relationship with either Sellers or the UK Subsidiaries.

                         REPRESENTATIONS AND WARRANTIES

                                OF THE PURCHASER

        In order to induce Sellers to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser represents and warrant to Sellers as follows:

        ORGANIZATION OF THE PURCHASER. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware and has the corporate power and authority to own its property and to carry on its business as now being conducted by it.

        CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which the Purchaser is or shall be a party and to consummate the transactions contemplated hereby and thereby. Prior to the Closing, the Board of Directors of the Purchaser shall have duly approved and authorized the execution and delivery of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of the Purchaser are necessary to approve and authorize the execution and delivery of this Agreement and Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents constitute, or shall constitute when executed and delivered, a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

        NO CONFLICT; CONSENTS. The execution and delivery by the Purchaser of this Agreement, the Transaction Documents and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and shall not (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority; (b) violate the terms of any instrument, document or agreement to which the Purchaser is a party, or by which the Purchaser or the property of the Purchaser is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement; (c) violate the Purchaser's Articles of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to the Purchaser, or the business or assets of the Purchaser, and relating to the transactions contemplated herein.

        BROKERS FEES AND EXPENSES. The Purchaser has not retained or utilized the services of any broker, finder, or intermediary, or paid or agreed to pay any fee or commission to any other person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity which would obligate Sellers to pay any such fees or commissions.

        FINANCIAL CAPACITY. Purchaser has or as of Closing shall have all funds necessary to consummate this Agreement, the Transaction Documents and all transactions contemplated herein and therein.

                             [Intentionally Omitted]

                          CONDITIONS TO OBLIGATIONS OF

                             THE PURCHASER TO CLOSE

        Each and every obligation of the Purchaser under this Agreement to be performed on or prior to each Closing shall be subject to the fulfillment, on or prior to each Closing, of each of the following conditions, unless and to the extent any such condition is expressly waived in writing by the Purchaser:

        INTENTIONALLY OMITTED.

        OBLIGATIONS PERFORMED. Sellers and the UK Subsidiaries shall have performed, completed and complied in all respects with all agreements, conditions, covenants and the obligations required by this Agreement to be performed, complied with or completed by them prior to or at each Closing, except where the failure to so comply would not have a Material Adverse Effect.

        INTENTIONALLY OMITTED.

        CLOSING DELIVERIES. Sellers shall have delivered to Purchaser each of the following, as appropriate for each Closing, together with any additional items which Purchaser may reasonably request to effect the transactions contemplated herein:

                at each Closing, a certificate of an officer of Sellers and the UK Subsidiaries certifying as to the matters set forth in Section 8.2 hereof;

                (i) at the First Closing, a General Conveyance, Bill of Sale, Assignment and Assumption Agreement in substantially the form of EXHIBIT 8.4(b)(i) hereof (the "First Conveyance Agreement");

                (ii) at the Second Closing, a Bill of Sale in substantially the form of EXHIBIT 8.4(b)(ii) hereof (the "Second Conveyance Agreement" and collectively with the First Conveyance Agreement, the "Conveyance Agreement").

                at the First Closing, forms of the corporate name change documents reasonably satisfactory to Purchaser;

                at the First Closing, copies of the those Insurance Policies that are to be assigned to or continued with Purchaser following the First Closing and proof that such Insurance Policies have been paid in full through such dates;

                at the First Closing, assignment agreements in a form or forms reasonable satisfactory to Purchaser to transfer the Intellectual Property to Purchaser;

                INTENTIONALLY OMITTED;

                at the First Closing, the corporate minute books of the UK Subsidiaries; and

                at the First Closing, stock certificates representing all of the issued and outstanding shares in Interliant UK Holdings Limited and all ancillary documents necessary to effect a transfer of such shares to Purchaser; PROVIDED THAT, if Sellers are unable to obtain such stock certificates by the First Closing Date after using diligent efforts, Sellers shall have an additional period of five Business Days to deliver such stock certificates.

        NO CHALLENGE. There shall not be any pending or threatened action, proceeding or investigation before any court or administrative agency by any government agency, foreign or domestic, or any pending action by any other person, challenging, or seeking damages in connection with, the acquisition by the Purchaser of the Assets or the ability of the Purchaser to own and operate the Assets or the Business or which action or proceeding would have a Material Adverse Effect.

        NO INVESTIGATIONS OF SELLERS OR BUSINESS. As of the Closing Date there shall be no pending or threatened investigation by any municipal, state or federal government agency or regulatory body with respect to Sellers, the UK Subsidiaries, the Assets or the Business, except to the extent that such investigations would not have a Material Adverse Effect.

        SCHEDULE SUPPLEMENTS. Sellers shall have provided Purchaser with supplements to Schedules, if any are applicable, dated as of the Closing Date, with all material changes through such date duly noted thereon.

        LEGALITY. No foreign, federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

        BANKRUPTCY COURT APPROVAL. The Bankruptcy Court shall have entered the Sale Approval Order in a form reasonably satisfactory to the Parties.

        INTENTIONALLY OMITTED.

        OBLIGATION REGARDING CLOSING CONDITIONS. Sellers and the UK Subsidiaries shall use commercially reasonable efforts to ensure that the conditions set forth in Article 8 shall be satisfied on or prior to the Closing Dates.

                       CONDITIONS TO SELLERS' OBLIGATIONS

        Each and every obligation of Sellers under this Agreement to be performed on or prior to each Closing, shall be subject to the fulfillment, on or prior to each Closing, of each of the following conditions unless and to the extent any such condition is specifically waived in writing by Sellers:

        REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as such date except (a) to the extent such representations and warranties expressly speak as of an earlier date such as "the date hereof" or "the date of this Agreement" (in which case such representations and warranties shall be true and correct as of such earlier date), or (b) where the failure of such representations and warranties to be true and correct in all material respects as of the Closing Date shall not materially hinder the ability of Purchaser to fulfill Purchaser's obligations under this Agreement.

        BANKRUPTCY COURT APPROVAL. The Bankruptcy Court shall have entered the Sale Approval Order in a form reasonably satisfactory to the Parties.

        OBLIGATIONS PERFORMED. Purchaser shall have performed, completed and complied in all material respects with all agreements, conditions, covenants and obligations required by this Agreement to be performed, complied with or completed by them prior to or at the Closing.

        CONSENTS. Purchaser shall have obtained and delivered to Sellers written consents of all persons and entities whose consent, if any, is required to consummate the transactions contemplated herein, and all of such consents shall remain in full force and effect at and as of the Closing, except were such consent would not have a material adverse effect on Purchaser's ability to consummate the Transactions.

        CLOSING DELIVERIES. The Purchaser shall have delivered to the Sellers, as appropriate at each Closing, each of the following, together with any additional items which the Sellers may reasonably request to effect the transactions contemplated herein:

                at each Closing, a secretary's certificate certifying as to the corporate resolution of the Board of Directors of the Purchaser authorizing the transactions contemplated herein and the execution, delivery and performance of this Agreement and the Transaction Documents by the Purchaser;

                at each Closing, a certificate of an officer of the Purchaser certifying as to the matters set forth in Sections 9.1 and 9.3 hereof;

                at each Closing, payment of the Cash Purchase Price in the manner set forth in Sections 3.1 and 3.1A;

                at the First Closing, payment of the Additional Cash Consideration in the manner set forth in Section 3.1A;

        (d) at the First Closing, the Purchaser's Note duly executed by Purchaser;

                at the First Closing, the Claim Assignment Form described in
Section 1.45A;

                at each Closing, the Conveyance Agreement duly executed by the Purchaser;

                at the First Closing, a copy of Purchaser's Indemnity Agreement duly executed by Purchaser; and

                at the First Closing, a copy of the Accounts Receivable Security Agreement duly executed by Purchaser.

        NO CHALLENGE. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency, foreign or domestic, or any pending action by any other person, challenging or seeking damages in connection with, the acquisition by the Purchaser of the Business or the Assets pursuant to the transactions contemplated herein or the ability of the Purchaser to own and operate the Business or the Assets or which action or proceeding would have a Material Adverse Effect.

        LEGALITY. No foreign, federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

        OBLIGATION REGARDING CLOSING CONDITIONS. Purchaser shall use commercially reasonable efforts to ensure that the conditions set forth in
Article 9 shall be satisfied on or prior to the Closing Dates.

                                   TERMINATION

        TERMINATION. This Agreement may be terminated at any time prior to the First Closing as follows:

                by mutual written consent of the Purchaser and Sellers;

                INTENTIONALLY OMITTED;

                by Sellers in the event (1) Sellers are not in breach of their covenants set forth in this Agreement in any material respect and (2) there shall have been (x) a material breach of Purchaser's representations and warranties in this Agreement, or (y) a material failure by Purchaser to perform its covenants in this Agreement, including, Purchaser's failure to close on the First Closing Date (other than due to Sellers' material failure to (i) perform its covenants hereunder or (ii) satisfy their conditions to Closing hereunder, or the Bankruptcy Court shall not have entered the Sale Approval Order);

                by Purchaser in the event (3) Purchaser is not in breach of its covenants in any material respect set forth in this Agreement and none of its representations and warranties shall have become and continue to be untrue, in a manner that would cause the conditions set forth in Sections 9.1 and 9.3 not to be satisfied, and (4) there shall have been a material failure by Sellers or the UK Subsidiaries to perform their covenants in this Agreement, which failure shall have a Material Adverse Effect; or

                INTENTIONALLY OMITTED;

                INTENTIONALLY OMITTED;

                INTENTIONALLY OMITTED;

                by Purchaser or Sellers if any permanent injunction, decree or judgment by any governmental entity preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable.

        10.1A   INTERIM PERIOD TERMINATION. This Agreement may be terminated in the Interim Period at any time as follows:

                by mutual written consent of the Purchaser and Sellers; and

                by Sellers with respect to the sale of the Accounts Receivable in the event that the Second Closing has not occurred by June 6, 2003.

        EFFECT OF TERMINATION. In the event of the termination of this Agreement, this Agreement shall forthwith become void, and thereafter no Party hereto shall have any further obligation or liability hereunder. Notwithstanding the foregoing terms of this Section 10.2:

                if this Agreement is terminated pursuant to 10.1(c) under the circumstances entitling Sellers to withdraw the Purchase Deposit from the Escrow Account, Purchaser's sole liability and obligation hereunder shall be the Purchase Deposit, and such amount shall constitute liquidated damages;

                INTENTIONALLY OMITTED.

                in the event that Purchaser terminates this Agreement in accordance with Section 10.1(d), Purchaser shall have the remedies available to it at law or in equity.

                in the event that Sellers terminate this Agreement in accordance with Section 10.1A, (i) the provisions of the Agreement relating to the First Closing and the First Closing Assets shall remain in full force and effect, and
(ii) the Sellers shall be entitled to (x) withdraw the funds collected with respect to the Accounts Receivable in the Interim Period and held in the Lock Box Account pursuant to Section 4.20, (y) receive the Second Closing Installment, as adjusted, and (z) exercise any and all rights under the Accounts Receivable Security Agreement to ensure payment of the Second Closing Installment, as adjusted.

        INTENTIONALLY OMITTED.

        SURVIVAL. All of the representations and warranties of Sellers contained in this Agreement expired on May 9, 2003. All of the representations and warranties of Sellers contained in this Agreement and delivered at the Closing shall expire at the Closings.

                            MISCELLANEOUS PROVISIONS

        RISK OF LOSS. The risk of loss relating to the Assets and the Business prior to the Closing shall be with Sellers. In the event that a loss or damage which constitutes a Material Adverse Effect occurs between April 11, 2003 and the First Closing Date in respect of Assets or the Business, then Purchaser shall close this Agreement with an assignment of any insurance proceeds which may be paid or payable to reflect such loss or damage.

        SEVERABILITY. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without

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invalidating the remaining provisions hereto.

        MODIFICATION. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or any breach of any other term, covenant, representation or warranty.

        ASSIGNMENT, SURVIVAL AND BINDING AGREEMENT. The terms and conditions hereof shall survive the Closing as provided herein and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

        JOINTLY DRAFTED. This Agreement shall be deemed jointly drafted by the parties and no provision, term, condition or representation shall be construed against a party by reason of its having drafted this Agreement.

        EXECUTION. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and

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

effect as if such facsimile signature page were an original thereof.

        NOTICES. All notices, request, demands or other communications hereunder shall be in writing and shall be given by (a) personal delivery; (b) telecopy (with confirmation of receipt); (c) nationally recognized overnight delivery service; or (d) by registered or certified mail, first class postage prepaid, return receipt requested, addressed as follows:

            If to the Sellers:
                 Interliant, Inc.
                 Two Manhattanville Road
                 Purchase, NY  10577
                 Attn: Bruce Klein, Senior Vice President and General Counsel.
                 Telecopy: (914) 694-1346

            With a copy to:
                 Kronish Lieb Weiner & Hellman, LLP
                 1114 Avenue of the Americas
                 New York, NY  10036
                 Attn: Cathy Hershcopf, Esq.
                 Telecopy: (212) 479-6275

            If to the Purchaser:

                 Intrepid Acquisition Corp.
                 400 Minutemen Road
                 Andover, MA 01810
                 Attn:  Richard DeWaele, Esq.
                 Executive Vice President and General Counsel
                 Telecopy: (978) 946-7803

            With a copy to:

                 Hahn & Hessen, LLP
                 488 Madison Avenue
                 New York, NY 10022
                 Attn: Mark T. Power, Esq.
                 Telecopy: (212) 478-7400

or to such other address as any party may have furnished to the other in writing in accordance with this Section 11.7. Notices shall be effective upon receipt.

        ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, together with the

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Exhibits and Schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior or contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and is not intended to confer upon any person other than the Sellers and the Purchaser any rights or remedies hereunder.

        FURTHER ASSURANCES. The Parties agree to execute and deliver, both before and after the Closing, any additional information, documents or agreements contemplated hereby and/or necessary or appropriate to effect and consummate the transactions contemplated hereby; PROVIDED, that no such instrument or document shall expand a Party's liability beyond that contemplated in this Agreement.

        GOVERNING LAW AND SUBMISSION TO JURISDICTION. Except as otherwise expressly provided herein, this Agreement shall be governed by and construed under the laws of the State of New York except to the extent such laws are superceded by the Bankruptcy Code and without regard to principles of conflict of law. The Parties agree that the court having jurisdiction over the Bankruptcy Case shall have exclusive jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement or any other agreement entered into by the Parties in connection herewith, or the breach hereof or thereof, and each of the Parties hereby consents to the personal jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection, including, but not limited to, any objection to the laying of venue or on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of such action or proceeding in such jurisdictions. Each Party hereby irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the other parties to such action or proceeding.

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        ACKNOWLEDGEMENTS.

                Any and all duties and obligations which either Party may have to the other are limited to those expressly stated in this Agreement. Neither the duties nor obligations of any Party, nor the rights of any Party, shall be expanded beyond the express terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever. Neither any equitable or legal principle nor any implied obligation of good faith or fair dealing nor any other matter requires either Party to incur, suffer or perform any act, condition or obligation contrary to the express terms of this Agreement, which define the outer limit of what may be expected or required from either Party under any and all circumstances, whether existing or not and whether foreseeable or unforeseeable. The Parties acknowledge that it would be unfair to increase any of the obligations of any Party under this Agreement on the basis of any implied obligation or otherwise.

                Without in any manner limiting the generality of Section 11.10(a) or any other provision of this Agreement, neither Sellers or Purchaser is or shall be deemed to be in a relationship of partners or joint venturers with each other by virtue of this Agreement or otherwise; nor shall they be an agent, representative, trustee or fiduciary of, or have any fiduciary obligations to, the other.

                         [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   SELLERS:

                                   INTERLIANT, INC.

                                   By:   /s/ Francis J. Alfano
                                         ---------------------
                                   Its:  President and CEO
                                         -----------------

                                   INTERLIANT ACQUISITION CORP.

                                   By:   /s/ Francis J. Alfano
                                         ---------------------
                                   Its:  President
                                         ---------

                                   INTERLIANT ASSOCIATION SOLUTIONS, INC.

                                   By:   /s/ Francis J. Alfano
                                         ---------------------
                                   Its:  President
                                         ---------

                                   INTERLIANT CONSULTING AND PROFESSIONAL
                                   SERVICES, INC.

                                   By:   /s/ Francis J. Alfano
                                         ---------------------
                                   Its:  President
                                         ---------

                                   INTERLIANT INTERNATIONAL, INC.

                                   By:   /s/ Francis J. Alfano
                                         ---------------------
                                   Its:  President
                                         ---------

                                   INTERLIANT SERVICES, INC.

                                   By:   /s/ Francis J. Alfano
                                         ---------------------
                                   Its:  President
                                         ---------

                                   INTERLIANT TEXAS, INC.

                                   By:   /s/ Francis J. Alfano
                                         ---------------------
                                   Its:  President
                                         ---------

                                   THE JACOBSON CONSULTING GROUP, INC.

                                   By:   /s/ Francis J. Alfano
                                         ---------------------
                                   Its:  President
                                         ---------

                                   RSP INSURANCE AGENCY, INC.

                                   By:   /s/ Francis J. Alfano
                                         ---------------------
                                   Its:  President
                                         ---------

                                   SL SUCCESSOR CORP.

                                   By:   /s/ Francis J. Alfano
                                         ---------------------
                                   Its:  President
                                         ---------

                                   SOFT LINK HOLDING CORP.

                                   By:   /s/ Francis J. Alfano
                                         ---------------------
                                   Its:  President
                                         ---------

                                   TP SUCCESSOR CORP.

                                   By:   /s/ Francis J. Alfano
                                         ---------------------
                                   Its:  President
                                         ---------

                                   PURCHASER:

                                   Intrepid Acquisition Corp.


                                   /s/ Arthur Becker
                                   -----------------
                                   By:   Arthur Becker
                                   Its:  Chief Executive Officer

                                   UK SUBSIDIARIES:

                                   Interliant UK Limited

                                   By:   /s/ Francis J. Alfano
                                         ---------------------
                                   Its:  President
                                         ---------

                                   Interliant UK Holdings Limited

                                   By:   /s/ Francis J. Alfano
                                         ---------------------
                                   Its:  President
                                         ---------

                                LIST OF EXHIBITS

               NAME OF EXHIBIT                              EXHIBIT

     CLAIM ASSIGNMENT FORM                                      1.45 A

     PURCHASER'S NOTE                                           1.45 C

     ACCOUNTS RECEIVABLE SECURITY AGREEMENT                       4.20

     FIRST CONVEYANCE AGREEMENT                              8.4(b)(i)

     SECOND CONVEYANCE AGREEMENT                            8.4(b)(ii)

                                LIST OF SCHEDULES

                                 Name of Schedule                                 Schedule
                                 ----------------                                 --------
     CURRENT LIABILITIES OF SELLERS INCURRED IN THE ORDINARY COURSE OF BUSINESS        1.5
     AS OF FEBRUARY 28, 2003

     UK CONTRACTS                                                                     1.55

     DOMESTIC FIXED ASSETS                                                          2.1(a)

     THIRD PARTIES TO EXECUTORY CONTRACTS                                           2.1(b)

     ACCOUNTS RECEIVABLE AND UK ACCOUNTS RECEIVABLE AS OF FEBRUARY 28, 2002            1.1

     INTELLECTUAL PROPERTY                                                          2.1(d)

     LICENSES AND PERMITS                                                           2.1(e)

     DEPOSITS                                                                       2.1(f)

     SCHEDULED VENDORS                                                              2.1(k)

     CLAIMS OF THE SELLERS' ESTATE IN BANKRUPTCY, NOT RELATED TO THE ASSETS OR         2.2
     THE BUSINESS

     MEASUREMENT NET WORTH                                                          3.4(a)

     SELLERS' EMPLOYEES                                                                4.3

     INSURANCE POLICIES OF SELLERS                                                    4.10

     FOREIGN QUALIFICATIONS                                                            5.1

     NO CONFLICT; REQUIRED CONSENTS                                                    5.4

     CONSOLIDATED FINANCIAL STATEMENTS                                              5.7(a)

     UK SUBSIDIARIES' FINANCIAL STATEMENTS                                          5.7(b)

                                 Name of Schedule                                 Schedule
                                 ----------------                                 --------
     TAXES                                                                            5.10

     FIXED ASSETS OF UK SUBSIDIARIES                                                  5.11

     LITIGATION                                                                       5.14

     EMPLOYEE BENEFIT PLANS                                                        5.16(a)

     EXCEPTIONS TO COMPLIANCE WITH EMPLOYEE OBLIGATIONS                            5.16(b)

     ENVIRONMENTAL COMPLIANCE                                                         5.17

     EMPLOYMENT AGREEMENTS; NOTICE OF RESIGNATION                                     5.18

     ACCOUNTS RECEIVABLE EXCEPTIONS                                                   5.19

     NOTICES OF CUSTOMER TERMINATION                                                  5.20

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